As filed with the Securities and Exchange Commission on September 24, 2007
Registration No. 333-
333-          -01
333-          -02
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NORTEL NETWORKS CORPORATION	NORTEL NETWORKS LIMITED	NORTEL NETWORKS INC.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)
Canada	Canada	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

98-0535482	62-12-62580	04-2486332
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

195 The West Mall Toronto, Ontario, Canada M9C 5K1 (905) 863-7000	195 The West Mall Toronto, Ontario, Canada M9C 5K1 (905) 863-7000	2221 Lakeside Boulevard Richardson, Texas 75082 (615) 432-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
CT Corporation
3500 North St. Paul Street, Suite 2900
Dallas, Texas 75201
(214) 979-1172
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Gordon A. Davies, Esq. Chief Legal Officer and Corporate Secretary Nortel Networks Corporation 195 The West Mall Toronto, Ontario, Canada M9C 5K1 (905) 863-7000	Craig B. Brod, Esq. Sandra L. Flow, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to	Offering Price	Aggregate	Amount of
Securities to be Registered	be Registered	per Unit(1)	Offering Price(1)	Registration Fee
1.75% Convertible Senior Notes due 2012 of Nortel Networks Corporation	$575,000,000	100%	$575,000,000	$17,652.50
2.125% Convertible Senior Notes due 2014 of Nortel Networks Corporation	$575,000,000	100%	$575,000,000	$17,652.50
Guarantees of 1.75% Convertible Senior Notes due 2012(2)	$575,000,000	—	—	—	(3)
Guarantees of 2.125% Convertible Senior Notes due 2014(2)	$575,000,000	—	—	—	(3)
Common Shares, no nominal or par value, of Nortel Networks Corporation	35,937,500(4)	—	—	—	(5)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act.
(2)	The 1.75% Convertible Senior Notes due 2012 and the 2.125% Convertible Senior Notes due 2014, collectively referred to as the notes, are fully and unconditionally guaranteed by Nortel Networks Limited and initially guaranteed by Nortel Networks Inc, collectively referred to as the guarantees.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable for the registration of the guarantees.
(4)	Common shares of Nortel Networks Corporation issuable upon conversion of the notes at a rate of 31.25 common shares per $1,000 principal amount of the 1.75% Convertible Senior Notes due 2012 and 2.125% Convertible Senior Notes due 2014, respectively. This registration statement is registering the resale of the notes and related guarantees and the underlying common shares into which the notes are convertible. Pursuant to Rule 416 under the Securities Act, the number of common shares registered hereby shall include an indeterminate number of additional common shares that may be issuable as a result of anti-dilution adjustments. Any common shares issued upon conversion of the notes will be issued for no additional consideration. Each common share includes a share purchase right pursuant to the Nortel Networks Corporation shareholder rights plan, referred to as the rights. Prior to the occurrence of certain events, none of which have occurred as of the date hereof, the rights will not be exercisable or evidenced separately from the common shares.
(5)	Pursuant to Rule 457(i) under the Securities Act, there is no separate fee payable for the registration of the common shares issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER          , 2007

PROSPECTUS

$1,150,000,000

Nortel Networks Corporation

$575,000,000 1.75% Convertible Senior Notes Due 2012
$575,000,000 2.125% Convertible Senior Notes Due 2014

Fully and unconditionally guaranteed by Nortel Networks Limited and initially guaranteed by Nortel Networks Inc.

Common Shares issuable upon conversion of the 2012 Notes and the 2014 Notes

Nortel Networks Corporation, or the company, issued in a private placement on March 28, 2007 $575,000,000 aggregate principal amount of 1.75% Convertible Senior Notes due 2012, or the 2012 notes, and $575,000,000 aggregate principal amount of 2.125% Convertible Senior Notes due 2014, or the 2014 notes, which we refer to collectively with the 2012 notes as the notes. Selling securityholders may use this prospectus to resell in the United States their notes and related guarantees described below and the common shares issuable upon conversion of the notes.

Interest on the notes is payable on April 15 and October 15 of each year, beginning on October 15, 2007. The 2012 notes will mature on April 15, 2012 and the 2014 notes will mature on April 15, 2014. Holders may convert their notes at any time prior to the close of business on the trading day prior to the stated maturity date based on an initial conversion rate of (i) 31.25 common shares per $1,000 principal amount of 2012 notes (which is equal to an initial conversion price of $32.00 per share) and (ii) 31.25 common shares per $1,000 principal amount of 2014 notes (which is equal to an initial conversion price of $32.00 per share), in each case subject to adjustment in certain events.

We may redeem all or a portion of the 2012 notes at any time on or after April 15, 2011 and all or a portion of the 2014 notes at any time on or after April 15, 2013, in each case at the redemption prices described herein. In addition, in the event of certain changes in applicable withholding taxes, we may redeem the notes of each series in whole, but not in part, at the prices described herein. Upon a change of control (as defined herein), we may be required to repurchase all or a portion of the notes for cash at 100% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to but not including the date of repurchase. In addition, in connection with certain events resulting in a change of control, holders may be entitled to a make whole premium in the form of an increase in the conversion rate.

The notes are senior unsecured obligations of the company and rank pari passu with all other senior obligations of the company. The notes are guaranteed by Nortel Networks Limited and are also initially guaranteed by Nortel Networks Inc. Each guarantee is the direct, unconditional, unsecured and unsubordinated obligation of the respective guarantor and ranks equally and ratably without preference among themselves and at least equally with other senior unsecured obligations of the respective guarantor, except to the extent prescribed by law.

The company’s common shares are listed on the New York Stock Exchange, or NYSE, and the Toronto Stock Exchange, or TSX, under the symbol “NT.” The notes issued in the initial private placement are eligible for trading in the PORTAL® market. Notes sold by the selling securityholders using this prospectus, however, will no longer be eligible for trading in the PORTAL® market. We have not applied, and do not intend to apply, to list the notes sold using this prospectus on any national securities exchange or automated quotation system.

Investing in the notes and related guarantees and common shares issuable upon conversion of the notes involves substantial risks. See “Risks Factors” beginning on page 5.

We will not receive any of the proceeds from the sale of the notes and related guarantees or common shares issuable upon conversion of the notes by any of the selling securityholders. The notes and related guarantees and the common shares issuable upon conversion of the notes may be offered and sold from time to time directly by the selling securityholders or alternatively through underwriters or broker-dealers or agents. The notes and related guarantees and the common shares issuable upon conversion of the notes may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution.”

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Each of Nortel Networks Corporation’s and Nortel Networks Limited’s principal executive offices are located at 195 The West Mall, Toronto, Ontario, Canada M9C 5K1, telephone number (905) 863-7000. Nortel Networks Inc.’s principal executive offices are located at 2221 Lakeside Boulevard, Richardson, Texas 75082-4399, telephone number (615) 432-4000. Nortel’s website is located at www.nortel.com. The information on the website is not part of this prospectus.

References to “NNC” or the “company” refer to Nortel Networks Corporation without its subsidiaries. References to “NNL” refer to Nortel Networks Limited without its subsidiaries. References to “NNI” refer to Nortel Networks Inc. without its subsidiaries. Unless the context otherwise requires, where we say “we,” “us,” “our” or “Nortel,” we mean NNC or NNC and its subsidiaries, as applicable. References to the “guarantors” refer to NNL and NNI (or, during a suspension period (as defined herein), to NNL). References to the “issuers” refer to the company and the guarantors. Where we refer to the “industry,” we mean the telecommunications industry. Reference to the “2006 annual report” refer to NNC’s and NNL’s Annual Reports on Form 10-K for the year ended December 31, 2006. References to the “2006 financial statements” refer to the audited consolidated financial statements included in NNC’s and NNL’s Current Reports on Form 8-K dated September 10, 2007 (which replaced the audited consolidated financial statements included in the 2006 annual reports), and references to the “2006 MD&A” refer to the Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, sections included in NNC’s and NNL’s Current Reports on Form 8-K dated September 10, 2007 (which replaced the MD&A sections included in the 2006 annual reports). References to the “documents incorporated by reference” refer to the filings that NNC and NNL make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the U.S. Securities and Exchange Act of 1934, as amended, or the Exchange Act, and that are incorporated by reference in this prospectus. See “Incorporation of Certain Documents by Reference.”

NNL is the principal direct operating subsidiary of NNC. NNC holds all of NNL’s outstanding common shares but none of NNL’s outstanding non-voting preferred shares. NNI is a wholly-owned direct subsidiary of NNL. See “Description of Our Capital Stock.”

i

Presentation of Financial and Other Information; Material Weakness

NNC’s and NNL’s financial statements have been prepared on the basis of accounting principles generally accepted in the United States, or U.S. GAAP. Unless otherwise indicated, all references to dollars and “$” shall mean United States dollars.

We and our independent registered chartered accountants have identified a material weakness related to our internal control over financial reporting and concluded that our internal control over financial reporting was ineffective as of December 31, 2006. This material weakness, if not fully addressed, could result in accounting errors such as those underlying the restatements of our consolidated financial statements more fully discussed in the “Controls and Procedures” sections of NNC’s Annual Reports on Form 10-K or 10-K/A, as the case may be, for the years ended December 31, 2006, 2005 and 2003. After considering this material weakness, among other matters, our chief executive officer and chief financial officer have concluded, most recently as of June 30, 2007, that our disclosure controls and procedures are not effective to provide reasonable assurance that information required to be disclosed in the reports we file and submit under the Exchange Act is recorded, processed, summarized and reported as and when required.

In addition, in part as a result of the compensating procedures and processes that we are applying to our financial reporting process, during the preparation of our financial statements for recent periods (including 2006, 2005 and 2004), we identified a number of adjustments to correct accounting errors related to prior periods, including the errors corrected in the most recent restatement, as more fully discussed in note 4 to the 2006 financial statements. In the past, we also recorded adjustments that were immaterial to the then-current period and to the prior periods in the financial statements for the then-current period. As long as we continue to have a material weakness in our internal control over financial reporting, we may in the future identify similar adjustments to prior period financial information. Adjustments that may be identified in the future could require further restatement of our financial statements. Furthermore, the threshold for our being required to restate financial information in the future is potentially very low in the current regulatory environment due in part to the fact that we currently, and in the near future expect to, operate at close to break-even levels of earnings or loss. We have received comments on our periodic filings from the staff of the SEC’s Division of Corporation Finance and may receive further comments.

For more detailed information on the risks related to these matters, see the “Risk Factors” sections of the 2006 annual report, NNC’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, or the 2007 second quarter report, and other documents incorporated by reference herein.

Enforcement of Civil Liabilities

Each of NNC and NNL is a Canadian corporation. A substantial portion of their assets are located in Canada or elsewhere outside of the United States and many of their directors and executive officers, and some of the experts named in this document, are residents of Canada. As a result, it may be difficult for investors to effect service within the United States upon NNC or NNL or those directors, officers and experts. Execution by United States courts of any judgment obtained against NNC or NNL or any of their directors, officers and experts in United States courts would be limited to their assets or those of that person in the United States. Gordon A. Davies, Esq., Chief Legal Officer and Corporate Secretary of NNC and NNL, has advised the issuers that there is doubt as to the enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States.

Where You Can Find More Information

NNC and NNL file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3 to register the securities described in this prospectus. This prospectus does not contain all of the information included in that registration statement. For further information about us and the securities described in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any of the information on file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. NNC’s and NNL’s filings with the SEC are also available to the public from commercial document retrieval services.

NNC’s common shares are listed on the NYSE and TSX. NNC’s 4.25% convertible notes due 2008, or the 2008 convertible notes, and NNL’s related guarantee are also listed on the NYSE. Reports and other information concerning NNC or NNL may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Incorporation of Certain Documents by Reference

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and later information that we and NNL file with the SEC will automatically update and supersede this information. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus that is modified or superseded by subsequently filed materials shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below, including all exhibits thereto, and any future filings we and NNL make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

Filings of NNC (SEC File No. 001-07260)	Period/Date

Annual Report on Form 10-K	Fiscal year ended December 31, 2006 (with the exception of the audited consolidated financial statements and related notes in item 8, the MD&A in item 7 and the business description in item 1 thereof, which have been replaced by the audited consolidated financial statements, MD&A and business description included in our Current Report on Form 8-K dated September 10, 2007, which is incorporated by reference herein).

Proxy Statement on Schedule 14A	March 16, 2007.

Quarterly Reports on Form 10-Q	March 31, 2007, June 30, 2007.

Current Reports on Form 8-K	January 2, 2007, February 6, 2007, February 7, 2007 (except Item 2.02 thereof), March 1, 2007 (except Item 2.02 thereof), March 9, 2007, March 15, 2007, March 16, 2007 (except Item 2.02 thereof), March 22, 2007, May 1, 2007 (except Item 2.02 thereof), May 2, 2007, May 3, 2007 (except Item 2.02 thereof), May 16, 2007, May 22, 2007, June 4, 2007, August 1, 2007, August 2, 2007 (except Item 2.02 thereof), September 10, 2007.

Filings of NNL (SEC File No. 000-30758)	Period/Date

Annual Report on Form 10-K	Fiscal year ended December 31, 2006 (with the exception of the audited consolidated financial statements and related notes in item 8, the MD&A in item 7 and the business description in item 1 thereof, which have been replaced by the audited consolidated financial statements, MD&A and business description included in NNL’s Current Report on Form 8-K dated September 10, 2007, which is incorporated by reference herein).
Quarterly Reports on Form 10-Q	March 31, 2007, June 30, 2007.
Current Reports on Form 8-K	January 2, 2007, February 6, 2007, February 7, 2007 (except Item 2.02 thereof), March 1, 2007 (except Item 2.02 thereof), March 9, 2007, March 15, 2007, March 16, 2007 (except Item 2.02 thereof), March 22, 2007, May 1, 2007 (except Item 2.02 thereof), May 2, 2007, May 3, 2007 (except Item 2.02 thereof), May 16, 2007, May 22, 2007, June 4, 2007, August 1, 2007, August 2, 2007 (except Item 2.02 thereof), September 10, 2007.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request at no cost to the requester, a copy of any or all of the reports or documents incorporated by reference in this prospectus but not delivered with this prospectus. Requests for these reports or documents must be made to the Corporate Secretary at Nortel Networks Corporation and Nortel Networks Limited, 195 The West Mall, Toronto, Ontario, Canada M9C 5K1, telephone number (905) 863-7000. The documents incorporated by reference and other documents may be accessed at our website at www.nortel.com. The information on the website is not part of this prospectus.

Forward-Looking Statements

Certain statements in this prospectus or in the documents incorporated by reference in this prospectus may contain words such as “could,” “expects,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “targets,” “envisions,” “seeks” and other similar language and are considered forward-looking statements or information under applicable securities legislation. These statements are based on our current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which we operate. These statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and the actual outcome may be materially different.

Further, actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following:

•	Risks and uncertainties relating to our business, including: significant competition, competitive pricing practice, cautious capital spending by customers, industry consolidation, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles, and other trends and industry characteristics affecting the telecommunications industry; any material adverse effects on our performance if our expectations regarding market demand for particular products prove to be wrong; the sufficiency of recently announced restructuring actions; any negative developments associated with our suppliers and contract manufacturing agreements including our reliance on certain suppliers for key optical networking solutions components; potential penalties, damages or cancelled customer contracts from failure to meet delivery and installation deadlines and any defects or errors in our current or planned products; fluctuations in foreign currency exchange rates; potential higher operational and financial risks associated with our efforts to expand internationally; potential additional valuation allowances for all or a portion of our deferred tax assets if market conditions deteriorate or future results of operations are less than expected; a failure to protect our intellectual property rights, or any adverse judgments or settlements arising out of disputes regarding intellectual property; any negative effect of a failure to maintain integrity of our information systems; changes in regulation of the telecommunications industry or other aspects of the industry; any failure to successfully operate or integrate strategic acquisitions, or failure to consummate or succeed with strategic alliances; our potential inability to attract or retain the personnel necessary to achieve our business objectives or to maintain an effective risk management strategy;

•	Risks and uncertainties relating to our liquidity, financing arrangements and capital, including: any inability of us to manage cash flow fluctuations to fund working capital requirements or achieve our business objectives in a timely manner or obtain additional sources of funding; high levels of debt, limitations on us capitalizing on business opportunities because of senior notes covenants, or on obtaining additional secured debt pursuant to the provisions of indentures governing certain of our public debt issues; our below investment grade credit rating; any increase of restricted cash requirements for us if we are unable to secure alternative support for obligations arising from certain normal course business activities, or any inability of our subsidiaries to provide us with sufficient funding; any negative effect to us of the need to make larger defined benefit plans contributions in the future; exposure to customer credit risks or inability of customers to fulfill payment obligations under customer financing arrangements; or any negative impact on our ability to make future acquisitions, raise capital, issue debt and retain employees arising from stock price volatility and any declines in the market price of our publicly traded securities; and

•	Risks and uncertainties relating to our prior restatements and related matters, including: any negative impact on us of such restatements, legal judgments, fines, penalties or settlements, or any substantial regulatory fines or other penalties or sanctions, related to the ongoing regulatory and criminal investigations of us in the U.S. and Canada; the significant dilution of our existing equity positions resulting from the approval of our class action settlement; any significant pending or future civil litigation actions not encompassed by our class action settlement; any unsuccessful remediation of our material weakness in internal control over financial reporting resulting in an inability to report our results of operations and financial condition accurately and in a timely manner; our inability to access, in its current for, our shelf registration statement filed with the SEC; or any breach by us of the continued listing requirements of the NYSE or TSX, causing the NYSE and/or the TSX to commence suspension or delisting procedures. For additional information with respect to certain of these and other factors, see the 2006 annual report, the 2007 second quarter report and the other documents incorporated by reference herein.

Any forward-looking statements included or incorporated by reference in this prospectus speak only as of the date of this prospectus or the date of such incorporated document. Unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Registered Trademarks

NORTEL, NORTEL (Logo), NORTEL NETWORKS, The GLOBEMARK (Logo), NT, and NORTEL GOVERNMENT SOLUTIONS are trademarks of Nortel. MOODY’S is a trademark of Moody’s Investor Services, Inc. NYSE is a trademark of the New York Stock Exchange, Inc. TSX is a trademark of TSX Inc. SAP is a trademark of SAP AG. S&P and STANDARD & POOR’S are trademarks of The McGraw-Hill Companies, Inc. All other trademarks are the property of their respective owners.

v

SUMMARY

The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (and notes thereto) contained elsewhere or incorporated by reference in this prospectus. For a discussion of certain factors to be considered in connection with an investment in the notes, see “Risk Factors.”

Company Overview

We are a global supplier of networking solutions serving both service provider and enterprise customers. Our networking solutions include hardware and software products and services designed to reduce complexity, improve efficiency, increase productivity and drive customer value. Our technologies span access and core networks, support multimedia and business-critical applications, and help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people with information. Our business activities include the design, development, engineering, marketing, sale, supply, licensing, installation, servicing and support of these networking solutions.

Each of Nortel Networks Corporation’s and Nortel Networks Limited’s principal executive offices are located at 195 The West Mall, Toronto, Ontario, Canada M9C 5K1, telephone number (905) 863-7000. Nortel Networks Inc.’s principal executive offices are located at 2221 Lakeside Boulevard, Richardson, Texas 75082-4399, telephone number (615) 432-4000. Nortel’s website is located at www.nortel.com. The information on the website is not part of this prospectus.

For important information concerning certain recent events, including without limitation our global class action settlement, our restatements and related matters, our business transformation initiatives and the partial redemption of our 2008 convertibles notes, see the 2006 annual report, the 2007 second quarter report and the other documents incorporated by reference herein.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, guarantees and common shares issuable upon conversion of the notes, see “Description of the Notes and the Guarantees” and “Description of Our Capital Stock.”

Issuer	Nortel Networks Corporation, a Canadian corporation.

Guarantors	Nortel Networks Limited, a Canadian corporation, and initially Nortel Networks Inc., a Delaware corporation.

Securities	$575,000,000 aggregate principal amount of 1.75% Convertible Senior Notes due 2012.

$575,000,000 aggregate principal amount of 2.125% Convertible Senior Notes due 2014.

Selling Securityholders	We issued the notes in a private placement on March 28, 2007. Selling securityholders may use this prospectus to resell in the United States their notes and related guarantees and the common shares issuable upon conversion of the notes.

Maturity	April 15, 2012 for the 2012 notes.

April 15, 2014 for the 2014 notes.

Interest rate and payment dates	1.75% per year, with respect to the 2012 notes, and 2.125% per year, with respect to the 2014 notes, in each case payable semiannually in arrears in cash on April 15 and October 15 of each year, beginning on October 15, 2007.

Conversion Rights	Holders may surrender their notes for conversion at any time prior to the close of business on the trading day on the NYSE prior to the stated maturity date.

The initial conversion rate for the 2012 notes is 31.25 common shares per $1,000 principal amount of 2012 notes. This is equivalent to an initial conversion price of $32.00 per common share.

The initial conversion rate for the 2014 notes is 31.25 common shares per $1,000 principal amount of 2014 notes. This is equivalent to an initial conversion price of $32.00 per common share.

Upon conversion, a holder will receive a cash payment in lieu of any fractional shares.

Upon conversion of a note, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest.

Anti-Dilution Adjustments	The conversion rate may be adjusted if certain events occur. See “Description of the Notes and the Guarantees — Conversion rate adjustments.”

Make Whole Amount	Holders who convert their notes in connection with certain events resulting in a change of control, as defined herein, may be entitled to a make whole premium in the form of an increase in the conversion rate. See “Description of the Notes and the Guarantees — Adjustment to Conversion Rate Upon a Change of Control.”

Change of Control Redemption	Upon a change of control as defined herein, we are required to offer to repurchase all or a portion of the holders’ notes for cash at 100% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to but not including the date of repurchase.

Redemption of Notes at Our Option	The 2012 notes may be redeemed at our option at any time on or after April 15, 2011, in whole or from time to time in part, at the prices set forth in this prospectus.

The 2014 notes may be redeemed at our option at any time on or after April 15, 2013, in whole or from time to time in part, at the prices set forth in this prospectus.

In addition, in the event of certain changes in applicable withholding taxes, we may redeem the notes of each series at our option in whole, but not in part, at the prices set forth in this prospectus.

Ranking	The notes are senior unsecured obligations of the company and rank pari passu with all other senior obligations of the company. The notes are effectively subordinated to all liabilities of the subsidiaries of NNC that are not guarantors to the extent of the value of such subsidiaries.

Guarantees	The notes will at all times be guaranteed by NNL and are also initially guaranteed by NNI. If, for any reason, the company does not make any required payment in respect of any guaranteed notes when due, whether on the normal due date, on acceleration, redemption or otherwise, the guarantors with respect to the guarantees that are then in effect will cause the payment to be made to or to the order of the trustee. Each guarantee is the direct, unconditional, unsecured and unsubordinated obligation of the respective guarantor and ranks equally and ratably with other senior unsecured obligations of the respective guarantor, except to the extent prescribed by law. The holder of a note is entitled to payment under the relevant guarantee without taking any action whatsoever against the company.

The guarantee of NNI will be released under certain circumstances set forth under “Description of the Notes and the Guarantees — General.”

Absence of a Public Market for the Notes	Prior to resale using this prospectus, the notes are eligible for trading in the PORTAL® market. Notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL® market. We do not intend to apply for a listing of the notes on any securities exchange or automated dealer quotation system.

Listing of NNC Common Shares	NNC’s common shares are listed on the NYSE and TSX under the symbol “NT.”

Use of Proceeds	We will not receive any proceeds from the sale by any of the selling securityholders of the notes and related guarantees or the common shares issuable upon conversion of the notes.

Risk Factors

Investing in the notes and related guarantees and common shares issuable upon conversion of the notes involves substantial risks. You should carefully consider all the information in this prospectus prior to investing in the notes and related guarantees and common shares issuable upon conversion of the notes. In particular, we urge you to consider carefully the factors set forth under “Risk Factors” beginning on page 5 of this prospectus and in the documents incorporated by reference herein.

RISK FACTORS

Investing in the notes and related guarantees and common shares issuable upon conversion of the notes involves substantial risks.

A description of the risks relating to our restatements and related matters, risks relating to the company, including risks relating to our business, and risks relating to our liquidity, financing arrangements and capital is included in the “Risk Factors” sections of the 2006 annual report, the 2007 second quarter report and other documents incorporated by reference herein. You should carefully consider these risks and the risks described below along with other information contained or incorporated by reference in this prospectus before making an investment decision with regard to the notes and related guarantees and the common shares issuable upon conversion of the notes. The risks and uncertainties described below and in the documents incorporated by reference herein are not the only ones relevant to us or to an investment in the notes and related guarantees and the common shares issuable upon conversion of the notes. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial may also impair our business, results of operations, financial condition and liquidity.

The above categories and the order in which we have listed our risk factors is not intended to limit your consideration of the possible effects of these risks on our business or to categorize or rank our risks by likelihood of occurrence or severity to our business. Any adverse effects related to the risks discussed may, and likely would, have an adverse impact on many aspects of our business.

Risks Relating to the Notes and Related Guarantees and Common Shares Issuable Upon Conversion of the Notes

The issuers may not be able to generate sufficient cash flow to meet their obligations, including payments on the notes and the guarantees. The company and NNL depend on their subsidiaries for a substantial portion of their cash flow.

The company’s principal assets are the common shares of NNL, and the capital stock of NNL’s subsidiaries represents a significant portion of NNL’s assets. Consequently the company is dependent, and NNL is partially dependent, on distributions from their subsidiaries to service their debt, including any payments on the guarantees. The issuers’ subsidiaries are separate and distinct legal entities and any subsidiary that is not a guarantor has no obligation, contingent or otherwise, to pay amounts due under the notes or the guarantees or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. In addition, the issuers’ subsidiaries’ ability to pay dividends and make other distributions to the issuers may also be subject to their having net income and the requisite amounts of paid-in-capital, and other restrictions under applicable laws, including with respect to exchange and capital controls, as well as the absence of any financial or other agreement that may restrict their ability to provide funds to the issuers. Furthermore, the ability of the issuers to fund their obligations, including payments on the notes and the guarantees, depends on their and their subsidiaries’ ability to generate sufficient cash flows from operations, which is subject in part to general economic, financial, business, competitive, legislative, regulatory and other factors, many of which may be beyond their control. If the issuers and their subsidiaries are unable to maintain a sufficient level of cash flows from operations, and other sources of liquidity are not available to them, or the issuers’ subsidiaries are otherwise unable to pay dividends to the issuers or provide and make payments on loans or other forms of financing to the issuers, the issuers may not be able to make payments of principal, interest or other payments on the notes and the guarantees. In these circumstances, the issuers also may not be able to pay the principal, interest or other amounts due on their other obligations, including outstanding public debt and corporate expenses.

If any issuer is unable to service its debt or pay its other obligations, it will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its debt, or seeking additional equity capital. It may be unable to effect any of these actions on satisfactory terms, or at all. The indenture governing the $2,000 million aggregate principal amount of NNL’s floating rate senior notes due 2011, 10.125% senior notes due 2013 and 10.750% senior notes due 2016, which we refer to collectively as the senior notes due 2011, 2013 and 2016, and related guarantees contain covenants that, at any time that these notes do not have an investment grade rating, limit our ability to incur, assume, issue or guarantee additional funded debt (including capital leases) and certain types of preferred stock, or repurchase, redeem, retire or pay any dividends in respect of any NNC stock or NNL preferred stock, in excess of certain permitted amounts or incur debt that is subordinated to any other debt of NNC, NNL or NNI, unless that new debt is expressly subordinated to NNL’s senior notes due 2011, 2013 and 2016 and the related guarantees. At any time that NNL’s senior notes due 2011, 2013 and 2016 do not have an investment grade rating, our ability to incur, assume, issue or guarantee additional indebtedness and certain types of preferred stock and pay dividends is tied to an adjusted EBITDA to fixed charges ratio. Adjusted EBITDA is generally defined in the indenture governing NNL’s senior notes due 2011, 2013 and 2016 as consolidated earnings before interest, taxes, depreciation and amortization, adjusted for certain restructuring charges and other one-time charges and gains that are excluded from the calculation of adjusted EBITDA. “Fixed charges” is defined in the indenture governing NNL’s senior notes due 2011, 2013 and 2016 as consolidated interest expense plus dividends paid on certain preferred stock. Pursuant to certain significant exceptions and “carve-outs” contained in the covenants in the indenture governing NNL’s senior notes due 2011, 2013 and 2016, we may incur certain debt and make certain restricted payments without regard to the adjusted EBITDA to fixed charges ratio up to certain permitted amounts.

In addition, if any issuer cannot make scheduled payments on any of its debt obligations, it will be in default under that obligation and, as a result, among other things, (i) the holders of that obligation could declare all outstanding principal and interest to be due and payable, which could result in additional debt becoming due and outstanding as a result of cross-default or cross-acceleration provisions; and (ii) it could be forced into bankruptcy or liquidation, which could result in you losing your entire investment in the notes and/or the benefit of the applicable guarantee. In addition, if either the company or NNL cannot make scheduled payments on its material debt, Export Development Canada, or EDC, could terminate its commitments under NNL’s $750 million support facility, or the EDC Support Facility, and require cash collateralization of any outstanding support under the EDC Support Facility. As of June 30, 2007, there was approximately $154 million of outstanding support utilized under the EDC Support Facility, approximately $114 million of which was outstanding under the small bond sub-facility.

Material adverse legal judgments, fines, penalties or settlements could have a material adverse effect on our business, results of operations, financial condition and liquidity, which could be very significant and could prevent the issuers from fulfilling, among other things, their obligations under the notes and the guarantees.

We are subject to significant pending civil litigation and regulatory and criminal investigations, the outcome and timing of which are uncertain and difficult to predict and could require us to pay substantial judgments, settlements, fines or other penalties. We believe our cash will be sufficient to fund the changes to our business model in accordance with our strategic plan (see “Executive Overview — Our Business and Strategy” in the MD&A section of the 2007 second quarter report), fund our investments and meet our customer commitments for at least the twelve month period commencing July 1, 2007, including cash expenditures outlined under “Liquidity and Capital Resources — Future Uses of Liquidity” in the MD&A section of the 2007 second quarter report and other documents incorporated by reference herein. In making this estimate, we have not assumed the need to make any payments in respect of fines, other penalties, judgments or settlements in connection with our pending civil litigation (other than those encompassed by the global class action settlement and for anticipated professional fees and expenses) or regulatory or criminal investigations related to the restatements (other than those discussed in the MD&A section of the 2007 second quarter report), which could have a material adverse effect on our business, results of operations, financial condition and liquidity. Any such payments (in addition to those mentioned above) could materially and adversely affect our cash position, and our available cash and cash flow from operations may not be sufficient to pay them, and additional sources of funding may not be available to us on commercially reasonable terms or at all.

There are no covenants in any of our indentures that restrict us from making any payments to satisfy judgments, settlements, penalties, fines or other penalties in connection with the existing civil litigation or regulatory and criminal investigations or any litigation or investigation brought against us in the future. These payments could materially and adversely affect our cash position and prevent the issuers from being able to make payments of principal, interest or other payments on the notes and the guarantees. These payments could also adversely affect the credit ratings assigned to the notes and the guarantees by the nationally recognized rating agencies. In these circumstances, the issuers also may not be able to satisfy their obligations under other indebtedness, which could result in an event of default under the notes and the guarantees as a result of the cross-acceleration provisions contained in the indenture. In addition, these circumstances could have a material adverse effect on our business, results of operations, financial condition and liquidity, including by:

•	requiring us to dedicate a substantial portion of our cash and/or cash flow from operations to these payments, thereby reducing the availability of our cash and/or cash flow to fund working capital, capital expenditures, R&D efforts and other general corporate purposes, including debt reduction;

•	increasing the difficulty and/or cost to us of refinancing our indebtedness;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

•	making it more difficult or more costly for us to make acquisitions and investments; limiting our ability to obtain, and/or increasing the cost of obtaining, directors’ and officers’ liability insurance and/or other types of insurance; and

•	restricting our ability to introduce new technologies and products and/or exploit business opportunities.

Our high level of debt could adversely affect our financial health and prevent the issuers from fulfilling, among other things, their obligations under the notes and the guarantees.

In order to finance our business, we have incurred significant levels of debt. As of June 30, 2007, we had approximately $5.6 billion of total debt (including the current portion) reflected on our consolidated balance sheet. This total debt number does not reflect the use of the net proceeds of the issuance of the notes to redeem on September 28, 2007 at par $1,125 million of the $1.8 billion outstanding principal amount of the 2008 convertible notes.

Our high degree of leverage could have important consequences to you. For example, among other things, it could:

•	make it more difficult for the issuers to make payments of principal, interest or other payments on the notes and the guarantees;

•	make it more difficult for the issuers to satisfy their obligations under other indebtedness, which could result in an event of default under the notes and the guarantees as a result of the cross-acceleration provisions contained in the indenture;

•	limit our ability to borrow money or access other sources of funding for future working capital, capital expenditures, acquisitions, investments, litigation or investigation settlements, judgments, fines or other penalties and for other miscellaneous general corporate requirements;

•	limit our ability to refinance our existing indebtedness;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness and other obligations, thereby significantly reducing the availability of our cash and cash flow from operations for other purposes, including payments of judgments, settlements, fines or other penalties and our operational needs (for example, in order to meet our debt service obligations, we may be required to delay or reduce capital expenditures or the introduction of new products, sell assets and/or forego business opportunities such as acquisitions, R&D projects or product design enhancements);

•	increase our vulnerability to economic downturns, adverse industry conditions and adverse developments in our business, and limit our flexibility in planning for or reacting to such changes; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

Despite their current debt level, the indenture does not restrict the issuers from incurring substantially more debt, which could further exacerbate these risks.

If any issuer incurs any additional debt that ranks equally with the notes and the guarantees, the holders of that debt and holders of any of our other debt ranking equally with the notes and guarantees will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of that issuer. This may have the effect of reducing the amount of proceeds paid to you.

The conversion rate of the notes may not be adjusted for all dilutive events and will not be adjusted for the issuance of the common shares of the company that will be issued in connection with the global class action settlement.

The conversion rate of the notes is subject to adjustment for certain events, including but not limited to the issuance of dividends or distributions payable in the company’s common shares to the holders of the company’s common shares, the issuance of certain rights to purchase the company’s common shares at less than their current market price, the subdivision or consolidation of the company’s common shares, and certain repurchases of the company’s common shares described under “Description of the Notes and the Guarantees — Conversion.” The conversion rate will not be adjusted for the issuance of the 62,866,775 settlement shares that will be issued in connection with the global class action settlement or for other events that could adversely affect the trading price of the notes or the company’s common shares into which the notes may be converted. Approximately 4% of the settlement shares have been issued, and we currently expect the balance of the settlement shares to be issued commencing in the second half of 2007 and continuing into 2008. We cannot assure you that the issuance of the settlement shares will not adversely affects the value of the notes or the company’s common shares or that an event that adversely affects the value of the notes or the company’s common shares, but does not result in an adjustment to the conversion rate, will not occur.

The make whole premium that may be payable upon conversion in connection with a change of control may not adequately compensate you for the lost option time value of your notes as a result of such change of control.

If you convert notes in connection with a change of control (as defined in “Description of the Notes and the Guarantees — Offer to Repurchase Notes Upon a Change of Control”), we may be required to pay a make whole premium by increasing the conversion rate (as defined in “Description of the Notes and the Guarantees”) applicable to the notes. The make whole payment is described under “Description of the Notes and the Guarantees — Adjustment to Conversion Rate Upon a Change of Control.” While the make whole premium is designed to compensate you for the lost option time value of your notes as a result of a change of control, the make whole amount is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, not all corporate reorganizations, mergers or similar transactions would require us to provide a make whole premium.

Our stock price has historically been volatile, which could cause the value of your investment in the notes to decline.

Our publicly traded securities have experienced, and may continue to experience, substantial price volatility, including considerable decreases, particularly as a result of variations between our actual or anticipated financial results and the published expectations of analysts and as a result of announcements by our competitors and us, including our announcements related to our multiple restatements and related matters, our management changes, the regulatory and criminal investigations, the global class action settlement, the other civil litigation proceedings and related matters. The issuance of up to 62,866,775 common shares under the global class action settlement will result in dilution of existing equity positions and may increase volatility in the market price of the company’s common shares or our other publicly traded securities. The global class action settlement was deemed effective on March 20, 2007. Approximately 4% of the settlement shares have been issued, and we currently expect the balance of the settlement shares to be issued commencing in the second half of 2007 and continuing into 2008. Our credit quality, any equity or equity related offerings, operating results and prospects, restatements of previously issued financial statements, any exclusion of our publicly traded securities from any widely followed stock market indices, among other factors, will also affect the market price of our publicly traded securities. The stock markets have experienced extreme price fluctuations that have affected the market price and trading volumes of many technology and telecommunications companies in particular. Since the notes are convertible into common shares, we expect that the trading price of the company’s common shares will significantly affect the trading price of the notes.

A holder of notes is not entitled to any rights with respect to the company’s common shares, but subject to all changes made with respect to the company’s common shares.

If you hold notes, you are not entitled to any rights with respect to the company’s common shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on the company’s common shares), but you are subject to all changes affecting the common shares. You are only entitled to rights in the common shares if and when we deliver common shares to you upon conversion of your notes and in limited cases under the adjustments to the conversion rate. For example, in the event that an amendment is proposed to our certificate of incorporation or articles of incorporation requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery to you of the common shares issuable upon conversion of the notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of the company’s common shares.

You may have to pay taxes with respect to distributions on the company’s common shares that you do not receive.

The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, cash dividends and certain other actions by us that modify our capital structure. If, for example, the conversion rate is adjusted as a result of a distribution that is taxable to holders of the company’s common shares, such as a cash dividend, you may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not receive an actual distribution. In addition, holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding taxes (including backup withholding taxes or withholding taxes for payments to foreign persons). See “Certain U.S. Federal Income Tax Considerations” for more details.

The change in control repurchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our company.

The terms of the notes require us to offer to repurchase the notes in the event of a change in control (as defined herein). A takeover of our company would trigger the requirement that we purchase the notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors.

The notes and guarantees are effectively subordinated to all indebtedness and other obligations of the company’s direct and indirect non-guarantor subsidiaries, which may include obligations under the EDC Support Facility. None of the company’s direct and indirect subsidiaries other than NNL and initially NNI guarantee the notes.

The notes are guaranteed by NNL and also initially by NNI but not by any of their other subsidiaries. The guarantee of NNI will be released under certain circumstances set forth under “Description of the Notes and the Guarantees — General.” The company’s direct and indirect non-guarantor subsidiaries have no obligation to make payments in respect of the obligations under the notes or the guarantees. The terms of the indenture do not contain any financial covenants or any restrictions on the payment of dividends, the making of investments, the incurrence of indebtedness, the granting of liens or mortgages, or the issuance or repurchase of securities by the issuers or any of their subsidiaries.

In the event of a bankruptcy, liquidation or reorganization of any direct or indirect non-guarantor subsidiary of the company, all of the creditors of that subsidiary (including trade creditors and creditors holding secured or unsecured indebtedness or guarantees issued by that subsidiary) and third parties having the benefit of liens (including statutory liens) against that subsidiary’s assets will generally be entitled to payment of their claims from the assets of such non-guarantor subsidiary before any of those assets are made available for distribution to any issuer that is a shareholder of such subsidiary. As a result, the notes and the guarantees are effectively junior to the obligations of non-guarantor subsidiaries.

Furthermore, the terms of the EDC Support Facility may require the company’s direct and indirect non-guarantor subsidiaries to guarantee NNL’s obligations under the EDC Support Facility. If this occurs, EDC will be entitled to payment of its claims under the EDC Support Facility from the assets of such subsidiary before any assets are made available for distribution to any issuer that is a shareholder of any such subsidiary. As a result, the notes and the guarantees would be effectively junior to the EDC Support Facility to the extent of the value of such subsidiary’s assets.

For the six months ended June 30, 2007 and the year ended December 31, 2006, the issuers, on an unconsolidated basis, accounted for 64% and 58%, respectively, of our total revenues and 66% and 56%, respectively, of our total assets (in each case on an unconsolidated basis, not taking into account eliminations). As of June 30, 2007, we had $5.6 billion in total debt (including the current portion) of which $365 million was the debt of NNC’s direct and indirect non-guarantor subsidiaries (which includes $150 million of senior notes issued by Nortel Networks Capital Corporation and guaranteed by NNL). The revenue and asset compositions described above may not be representative of the revenue and asset compositions in future periods. For more information, see the supplemental condensed consolidating financial information included in the 2006 financial statements and other documents incorporated by reference herein.

The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the making of investments, the incurrence of indebtedness, the granting of liens or mortgages, or the issuance or repurchase of securities by us. The notes and guarantees are effectively subordinated to any secured indebtedness or other secured obligations of us.

The indenture does not contain any financial or operating covenants or any restrictions on the payment of dividends, the making of investments, the incurrence of indebtedness, the granting of liens or mortgages, or the issuance or repurchase of securities by us. In the absence of the foregoing restrictions, we may conduct our business in a manner that may cause the market price of the notes and the company’s common shares to decline or otherwise restrict or impair our ability to pay amounts due on the notes. The terms of the indenture does not restrict us from incurring debt or from creating liens on our assets to secure debt without equally and ratably securing the notes or from creating liens on our assets to secure future debt. If we were unable to repay such secured indebtedness, the holders of such debt could proceed against the collateral securing that debt and those assets would not be available to holders of the notes and guarantees. Because the notes and guarantees are unsecured, the notes and guarantees are effectively subordinated to any secured debt incurred by us to the extent of the value of the collateral pledged to secure any secured debt.

Should the ratings on the notes increase to investment grade, NNI’s guarantee will be released.

NNI’s guarantee will be released during a suspension period. Therefore, during a suspension period, there will be no U.S. obligor with respect to the notes. If NNI’s guarantee is released, you will not be entitled to receive any payments from NNI. See “Description of the Notes and the Guarantees — General” for additional information.

Canadian bankruptcy and insolvency laws may impair the enforcement of remedies under the notes and the guarantees of Canadian domiciled entities.

The rights of the trustee who represents the holders of the notes to enforce rights and remedies could be significantly impaired by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to the company or

NNL. For example, both the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) contain provisions enabling an insolvent person to obtain a stay of proceedings against its creditors and others and to prepare and file a proposal to be voted on by the various classes of its affected creditors. A restructuring proposal, if accepted by the requisite majorities of each affected class of creditors, and if approved by the relevant Canadian court, would be binding on all creditors within each affected class that may not otherwise be willing to accept it. Moreover, this legislation permits the insolvent debtor to retain possession and administration of its property, subject to court oversight, even though it may be in default under the applicable debt instrument during the period the stay against proceedings remains in place and the courts may authorize actions which would otherwise be prohibited by the terms of the notes and related guarantees.

The powers of the court under the Bankruptcy and Insolvency Act and particularly under the Companies’ Creditors Arrangement Act (Canada) have been exercised broadly to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, the company cannot predict whether payments of principal, interest or other payments on the notes by the company or payments by NNL under its guarantee would be made during any proceedings in bankruptcy, insolvency or other restructuring, whether or when the trustee could exercise its rights under the indenture or whether, and to what extent, holders of the notes would be compensated for any delays in payment, if any, of principal, interest or other payments on the notes and costs, including the fees and disbursements of the trustee.

If the company or NNL were to become bankrupt under the Bankruptcy and Insolvency Act (Canada), its assets would be vested in a trustee in bankruptcy, subject to the rights of secured creditors. In such a bankruptcy, the rights of the trustee under the indenture would be stayed, and that trustee would receive, on behalf of the holders of the notes, the pro rata share of the proceeds of the distribution, if any, available to creditors of equal rank.

The guarantees are subject to certain defenses that may limit your right to receive payment.

The guarantees are subject to certain defenses that may limit your right to receive payment. Although the guarantees provide the holders of the notes with a direct claim against the assets of the guarantors, enforcement of the guarantees against any guarantor would be subject to certain “suretyship” defenses available to guarantors generally. Enforcement could also be subject to other defenses available to the guarantors in certain circumstances. To the extent that the guarantees are not enforceable, the holders of the notes have no claims against the guarantors.

NNL’s guarantee may be unenforceable, subordinated or limited in scope under the insolvency and creditor protection laws of Canada.

NNL is incorporated under the laws of Canada. Therefore, any insolvency proceedings by or against NNL would likely be based on Canadian insolvency laws. Among other things, under the Bankruptcy and Insolvency Act (Canada), NNL’s guarantee could be set aside as a fraudulent preference which prefers the holders of the notes over other creditors of NNL if:

•	the guarantee was given within twelve months of the bankruptcy of NNL;

•	NNL was insolvent at the time the guarantee was given; and

•	the guarantee was given with a view to preferring the holders of the guarantees over other creditors of NNL.

The guarantee could also be challenged under applicable Canadian provincial creditor protection laws. In addition, there can be no assurance as to how the insolvency laws of the various jurisdictions in which we operate will be applied in relation to one another.

NNI’s guarantee may be unenforceable under U.S. federal and state fraudulent conveyance statutes.

NNI’s guarantee may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of NNI’s unpaid creditors. Under these laws, a U.S. court could void the obligations under the guarantee, subordinate the guarantee to NNI’s other debt or take other action detrimental to the holders of the notes, if, among other things, NNI, at the time it incurred the indebtedness evidenced by its guarantee:

•	issued the guarantee to delay, hinder or defraud present or future creditors; or

•	received less than reasonably equivalent value or fair consideration for issuing the guarantee at the time it issued the guarantee; and (a) was insolvent or rendered insolvent by reason of issuing the guarantee; or (b) was engaged, or about to engage, in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital to carry on its business; or (c) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

The measures of insolvency for purposes of the foregoing considerations will depend upon the law applied in any proceeding with respect to the foregoing. Generally, however, NNI would be considered insolvent in the U.S. if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards that a U.S. court would use to determine whether or not NNI was solvent at the relevant time. For example, a court could take into account the significant pending civil litigation and regulatory investigations, which if decided against us or as a result of settlement, could require us to pay substantial judgments, settlements, fines or other penalties and could result in the significant dilution of existing equity positions, in determining the solvency of NNI. A court could also consider whether the guarantee was incurred principally for the benefit of the company and only indirectly for the benefit of NNI in determining whether the obligations of NNI were incurred for less than fair consideration. Regardless of the standard that the U.S. court uses, we cannot be certain that the issuance of NNI’s guarantee would not be voided or NNI’s guarantee would not be subordinated to NNI’s other debt.

The company may be unable to purchase the notes upon a change of control.

Upon a change of control (as defined in “Description of the Notes and the Guarantees”), the company will be required to offer to purchase all of the notes then outstanding for cash at 100% of the principal amount thereof together with accrued and unpaid interest and additional interest, if any, to but not including the date of purchase. If a change of control were to occur, the company may not have sufficient funds to pay the change of control purchase price and the issuers may be required to obtain third party financing in order to do so. However, the issuers may not be able to obtain such financing on commercially reasonable terms, or at all. The company’s failure following a change of control to make or consummate an offer to purchase the notes would constitute an event of default under the indenture. In such an event, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may accelerate the maturity of all of the notes.

In addition, the occurrence of a change of control of either the company or NNL would require the company to offer to purchase the company’s 2008 convertible notes in cash or common shares, of which $1,800 million were outstanding as of June 30, 2007. Failure to make such offer or consummate such purchase would similarly constitute an event of default under the respective indenture governing the 2008 convertible notes. We will use the net proceeds of the issuance of the notes to redeem on September 28, 2007 at par value $1,125 million of the $1.8 billion outstanding principal amount of the 2008 convertible notes. The occurrence of a change of control of either the company or NNL would also constitute an event of default under the EDC

Support Facility and would permit EDC to terminate or suspend its commitments thereunder. As of June 30, 2007, there was approximately $154 million of outstanding support utilized under the EDC Support Facility, approximately $114 million of which was outstanding under the small bond sub-facility. Under the indenture governing the $2,000 million aggregate principal amount of NNL’s senior notes due 2011, 2013 and 2016, the occurrence of a change of control of the company or NNL would require NNL to offer to purchase such notes for cash at 101% of the principal amount thereof together with accrued and unpaid interest. The senior notes due 2011, 2013 and 2016 are fully and unconditionally guaranteed by the company and initially guaranteed by NNI.

The change of control provision in the indenture governing the notes does not cover all corporate reorganizations, mergers or similar transactions and may not protect you in the event we consummate a highly leveraged transaction. In addition, a consolidation, amalgamation or merger of the company and NNL with or into each other would not constitute a change of control under the definition.

Your ability to transfer any notes and related guarantees may be limited by the absence of an active trading market for such notes and related guarantees.

Prior to resale using this prospectus, the notes are eligible for trading in the PORTAL® market. Notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL® market. The issuers have not listed, and do not intend to list, the notes on any securities exchange or automated quotation system. The issuers cannot assure you that a trading market for the notes will develop, that you will be able to sell your notes and related guarantees or common shares issuable upon conversion of the notes at a particular time or that the price that you receive when you sell your notes and related guarantees or common shares issuable upon conversion of the notes will be favorable. The liquidity of any market for the notes and related guarantees or common shares issuable upon conversion of the notes will depend on a number of factors, including:

•	the number of holders of such series of notes and related guarantees;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in such series of notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The issuers cannot assure you that the market, if any, for the notes and related guarantees will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes and related guarantees. Any such disruptions could have an adverse effect on the holders of the notes and related guarantees. See also above, “Our stock price has historically been volatile, which could cause the value of your investment in the notes to decline.”

The notes and related guarantees and the common shares issuable upon conversion of the notes may be transferred or resold in Canada only in accordance with, or in a transaction exempt from, the dealer registration and prospectus requirements of the applicable Canadian provincial or territorial securities laws.

No registration statement, prospectus or similar document has been or will be filed by us to qualify the notes and related guarantees and common shares issuable upon conversion of the notes for offering or sale in any province or territory of Canada. Accordingly, the notes and related guarantees and common shares issuable on conversion of the notes may be transferred or resold in Canada only in accordance with, or in a transaction that is exempt from, the dealer registration and prospectus requirements of the applicable Canadian provincial or territorial securities laws.

U.S. investors in the notes may face difficulties in the enforcement of certain civil liabilities.

Each of NNC and NNL is a Canadian corporation. A substantial portion of their assets are located in Canada or elsewhere outside the United States and many of their directors and executive officers, and some of the experts named in this document, are residents of Canada. As a result, it may be difficult for investors to effect service within the United States upon NNC or NNL or those directors, officers and experts. Execution by United States courts of any judgment obtained against NNC or NNL or any of their directors, officers and experts in United States courts would be limited to their assets or those of that person in the United States. Gordon A. Davies, Esq., Chief Legal Officer and Corporate Secretary of NNC and NNL, has advised the issuers that there is doubt as to the enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by any selling securityholder of the notes and related guarantees or the common shares issuable upon conversion of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the consolidated ratios of earnings from continuing operations to fixed charges for NNC computed under SEC rules for the periods indicated below.

Earnings for purposes of the ratios consist of consolidated pre-tax earnings or losses from continuing operations before adjustments for minority interests in consolidated subsidiaries or income or loss from equity investees, plus:

•	fixed charges;

•	amortization of capitalized interest;

•	distributed income of equity investees; and

•	pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges;

less:

•	interest capitalized; and

•	the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

Fixed charges for this purpose consist of:

•	interest expensed and capitalized;

•	amortized premiums, discounts and capitalized expenses related to indebtedness;

•	one-third of rental expenses on operating leases, deemed to be representative of interest expenses; and

•	preference security dividend requirements of consolidated subsidiaries.

	Six Months
	Ended
	June 30,	Year Ended December 31,
	2007(a)	2006	2005		2004		2003(a)	2002(a)

NNC	— (b)	1.2	—	(b)	—	(b)	1.2	—	(b)

(a)	Derived from unaudited financial information.

(b)	The earnings of NNC calculated in accordance with U.S. GAAP were inadequate to cover fixed charges for the six months ended June 30, 2007 by $117 million, and for the years ended December 31, 2005, 2004 and 2002 by $2,695 million, $316 million and $3,411 million, respectively.

DESCRIPTION OF THE NOTES AND THE GUARANTEES

We issued the notes under an indenture dated March 28, 2007 between us, NNL, NNI and The Bank of New York, as trustee.

Copies of the indenture and the registration rights agreement referred to below are available as set forth under “— Additional information” below. The following is a summary of certain provisions of the indenture and the registration rights agreement and does not purport to be complete. Reference should be made to all provisions of the indenture and the registration rights agreement, including the definitions of certain terms contained therein. As used in this section, the terms “we,” “us” and “our” refer to Nortel Networks Corporation, but not any of our subsidiaries, unless the context requires otherwise.

General

The notes are our general unsecured senior obligations and are convertible into our common shares as set forth under “— Conversion” below. The 2012 notes will mature on April 15, 2012 and are limited to an aggregate principal amount of $575,000,000. The 2014 notes will mature on April 15, 2014 and are limited to an aggregate principal amount of $575,000,000.

The 2012 notes accrue interest at a rate of 1.75% per annum from the date of original issuance of the 2012 notes, or from the most recent interest payment date to which interest has been paid or duly provided for. The 2014 notes accrue interest at a rate of 2.125% per annum from the date of original issuance of the 2014 notes, or from the most recent interest payment date to which interest has been paid or duly provided for. Accrued and unpaid interest with respect to the notes is payable semi-annually in arrears on April 15 and October 15 of each year, beginning October 15, 2007. Interest will be paid to the person in whose name a note is registered at the close of business on the April 1 or October 1 (which we refer to as the “record dates”) immediately preceding the relevant interest payment date. However, in the case of a note or portion of a note called for redemption during the period from a record date up to but excluding the next succeeding interest payment date, accrued interest up to but excluding the redemption date will be payable to the holder of the note or portion of a note redeemed. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The yearly rate of interest that is equivalent to the rate payable under the notes is the rate payable multiplied by the actual number of days in the year and divided by 360 and is disclosed herein solely for purposes of providing the disclosure required by the Interest Act (Canada). In the event of the maturity, conversion or repurchase by us at the option of the holder of a note, interest ceases to accrue on the note, as set forth under “— Conversion” below.

The notes are guaranteed, jointly and severally, by NNL and, initially, by NNI. If, for any reason, we do not make any payments of principal of, or premium, if any, interest or additional interest, if any, on the notes when due, whether at maturity, upon redemption or by acceleration or otherwise, the guarantors with respect to the guarantees that are then in effect will cause the payment to be made to or to the order of the trustee.

The guarantee of a guarantor will be released automatically with respect to any series of notes upon satisfaction and discharge of such series of notes as provided in the indenture. In addition, the guarantee of NNI will be released with respect to any series of notes upon the occurrence of a suspension period (as defined below). At such time as NNI’s guarantee is released with respect to any series of notes, NNI will no longer be considered a guarantor of such series of notes. However, upon the occurrence of a reversion date (as defined below), NNI will enter into a supplemental indenture guaranteeing such series of notes on terms substantially similar to those under NNI’s initial guarantee of such series of notes.

“Suspension period” means, for any series of notes, any period (a) beginning on the date that:

(1) the notes of such series have investment grade status (as defined below);

(2) no default or event of default has occurred and is continuing; and

(3) we have delivered an officers’ certificate to the trustee certifying that the conditions set forth in clauses (1) and (2) above are satisfied; and

(b) ending on the date (the “reversion date”) that the notes of the series cease to have the applicable rating from either Moody’s or S&P, specified in the definition of investment grade status; provided that solely for the purpose of determining whether and when the reversion date shall have occurred, a series of notes shall be deemed to have investment grade status if clauses (i) and (ii) of the definition of investment grade status are otherwise satisfied, notwithstanding that either Moody’s and/or S&P shall have announced a negative outlook with respect to such notes.

“Investment grade status,” with respect to the notes of any series, shall occur when the notes of such series have both (i) a rating of “BBB — ” or higher from S&P and (ii) a rating of “Baa3” or higher from Moody’s, and each such rating shall have been published by the applicable agency, in each case with no negative outlook.

The holder of a note is entitled to payment under the guarantee of a guarantor without taking any action whatsoever against us. We refer you to “Risk Factors — Risks Related to the Notes — Canadian bankruptcy and insolvency laws may impair the enforcement of remedies under the notes and the guarantees of Canadian domiciled entities, ” “— NNL’s guarantee may be unenforceable, subordinated or limited in scope under the insolvency and creditor protection laws of Canada,” “— NNI’s guarantee may be unenforceable under U.S. federal and state fraudulent conveyance statutes,” and “— U.S. investors in the notes may face difficulties in the enforcement of certain civil liabilities.”

Principal of and premium, if any, interest, and additional interest, if any, on the notes is payable at the office of the paying agent maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes. Until otherwise designated by us, the office maintained for such purpose is the principal corporate trust office of the trustee.

We may from time to time, to the extent permitted by law, repurchase the notes in open market purchases or negotiated transactions without prior notice to holders. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the making of investments, the incurrence of indebtedness, the granting of liens or mortgages, or the issuance or repurchase of securities by us. The indenture does not contain any covenants or other provisions to protect holders of the notes in the event of a highly leveraged transaction or a change of control, except to the extent described under “— Offer to Repurchase upon a Change of Control” and “— Amalgamation, Merger, Conveyance, Transfer or Lease” below.

The notes are not entitled to any sinking fund.

Prior to resale using this prospectus, the notes are eligible for trading in the PORTAL® market. Notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL® market. The notes have not been, and will not be, listed on any securities exchange or included in any automated quotation system. No assurance can be given as to the liquidity of or trading market for the notes.

Ranking

The notes are our senior unsecured obligations and rank pari passu with all of our other senior obligations and effectively junior to all of our secured obligations to the extent of the value of the property securing such obligations. Each guarantee is a direct, unconditional, unsecured and unsubordinated obligation of the respective guarantor and ranks equally with other unsubordinated unsecured obligations of such guarantor, except to the extent prescribed by law. The notes are not obligations of, or guaranteed by, any of our existing or future subsidiaries other than NNL and, at any time other than a suspension period, NNI, and the notes are effectively subordinated to all liabilities of our subsidiaries that are not guarantors to the extent of the value of such subsidiaries.

Conversion

General

Unless previously redeemed or repurchased, holders may convert their 2012 notes into our common shares at an initial conversion rate of 31.25 common shares per $1,000 principal amount of 2012 notes at any time prior to the close of business on the trading day on the NYSE (or such other applicable U.S. national exchange or the TSX, if our common shares are no longer listed on the NYSE) immediately prior to April 15, 2012. The initial conversion rate applicable to the 2012 notes is equivalent to an initial conversion price of $32.00 per share.

Unless previously redeemed or repurchased, holders may convert their 2014 notes into our common shares at an initial conversion rate of 31.25 common shares per $1,000 principal amount of 2014 notes at any time prior to the close of business on the trading day on the NYSE (or such other applicable U.S. national securities exchange or the TSX, if our common shares are no longer listed on the NYSE) immediately prior to April 15, 2014. The initial conversion rate applicable to the 2014 notes is equivalent to an initial conversion price of $32.00 per share.

The conversion rate (including any adjustments as described below under “— Conversion Rate Adjustments”) and the equivalent conversion price in effect at any given time with respect to any series of notes are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively. A holder may convert fewer than all of such holder’s notes of any series so long as such notes converted are a multiple of $1,000 principal amount.

Upon conversion of a note, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest. We are not required to issue fractional common shares upon conversion of notes and, in lieu of fractional shares, we will make a cash payment based upon the last reported sale price of the common shares on the NYSE (or such other applicable U.S. national securities exchange or the TSX, if our common shares are no longer listed on the NYSE) on the last trading day prior to the date of conversion. Our delivery to the holder of the full number of our common shares into which the note is convertible and cash in lieu of any fractional shares will satisfy our obligation with respect to such note. Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited. For a discussion of the tax treatment to a holder of receiving our common shares upon conversion, see “Certain United States Federal Income Tax Considerations — Conversion of the Notes into our Common Shares” and “Certain Canadian Federal Income Tax Considerations — Conversion of the Notes into the Company’s Common Shares.”

Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the notes; provided, however, that no such payment need be made (1) if we have made a change of control offer with a proposed repurchase date that is after a record date and on or prior to the next interest payment date, (2) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such note, (3) solely with respect to the 2012 notes, if the 2012 notes are surrendered for conversion on or after April 1, 2011 and prior to April 15, 2011, and (4) solely with respect to the 2014 notes, if the 2014 notes are surrendered for conversion on or after April 1, 2013 and prior to April 15, 2013. Except as set forth in “— Conversion Rate Adjustments,” no other payments or adjustments for interest, or any dividends with respect to our common shares, will be made upon conversion. Holders of our common shares issued upon conversion will not be entitled to receive any dividends payable to holders of our common shares as of any record time or date before we deliver common shares to you upon conversion of your notes.

If a holder has already tendered a note pursuant to a change of control offer as described under “— Offer to Repurchase Notes upon a Change of Control” below, the holder may not surrender that note for conversion following the close of business on the date specified for termination of the change of control offer, unless we default in the payment of the redemption price, in which case the conversion right will terminate at the close of business on the date such default is cured.

Conversion Procedures

If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable duly completed conversion notice, together, if the notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any interest and transfer or similar tax, in each case, if required. The date a holder satisfies these requirements is called the “conversion date.” Except as described under “— Settlement of Conversions Upon a Change of Control,” a certificate, or evidence of a book-entry transfer through The Depository Trust Company, New York, New York, or DTC, for the number of full common shares into which any notes are converted, together with a cash payment for any fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the third business day, following the conversion date. Holders may obtain copies of the required form of the conversion notice from the conversion agent. The trustee initially acts as the conversion agent.

“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City (or the city in which the trustee’s corporate trust office is located, if not New York City) are not required to be open or are authorized or obligated by law to close.

Conversion Rate Adjustments

The initial conversion rate will be adjusted for certain events, as described below, except that we will not make any adjustments to the conversion rate if holders of notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes:

(1) issuance to all holders of our common shares of our common shares as a dividend or distribution on our common shares, or if we effect a stock split or stock combination, in which event the conversion rate will be adjusted based on the following formula:

OS1
CR1	=	CR0	×
OS0

where,
CR0	=	the conversion rate in effect immediately prior to the ex-dividend date
CR1	=	the conversion rate in effect immediately after the ex-dividend date
OS0	=	the number of our common shares outstanding at the close of business on the ex-dividend date
OS1	=	the number of our common shares outstanding immediately after such event

(2) the issuance to all holders of our common shares of certain rights or warrants to purchase our common shares for a period expiring 45 days or less from the date of issuance of such rights or warrants at less than the current market price of our common shares on the business day immediately preceding the announcement of such issuance, in which event the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration):

OS0 + X
CR1	=	CR0	×
OS0 + Y

where,
CR0	=	the conversion rate in effect immediately prior to the ex-dividend date
CR1	=	the conversion rate in effect immediately after the ex-dividend date
OS0	=	the number of our common shares outstanding at the close of business on the ex-dividend date
X	=	the total number of our common shares issuable pursuant to such rights
Y	=	the number of our common shares equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common shares on the NYSE (or such other applicable U.S. national securities exchange or the TSX, if our common shares are no longer listed on the NYSE) for the ten consecutive trading days prior to the business day immediately preceding the announcement of the issuance of such rights

(3) the dividend or other distribution to all holders of our common shares of our capital stock (other than common shares) or evidences of our indebtedness or our assets or property to all holders of our common shares (excluding (A) any dividend, distribution or issuance covered by clause (1) or (2) above and (B) any dividend or distribution paid exclusively in cash), in which event the conversion rate will be adjusted based on the following formula:

SP0
CR1	=	CR0	×
SP0 – FMV

where,
CR0	=	the conversion rate in effect immediately prior to the ex-dividend date
CR1	=	the conversion rate in effect immediately after the ex-dividend date
SP0	=	the current market price (as defined below)
FMV	=	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding common share on the ex-dividend date for such distribution

Notwithstanding the foregoing, the conversion rate will be adjusted based on the following formula with respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours that is listed on a U.S. national securities exchange or the TSX:

FMV0 + MP0
CR1	=	CR0	×
MP0

where,
CR0	=	the conversion rate in effect immediately prior to the ex-dividend date
CR1	=	the conversion rate in effect immediately after the ex-dividend date
FMV0	=	the average of the sale prices of such capital stock or equity interest distributed to holders of our common shares applicable to one of our common shares over the 10 trading days commencing on and including the fifth trading day after the ex-dividend date
MP0	=	the average of the last reported sale prices of our common shares over the 10 trading days commencing on and including the fifth trading day after the ex-dividend date

(4) dividends or other distributions consisting exclusively of cash (excluding any cash distributed upon an amalgamation, merger, share exchange, consolidation or combination) to all holders of our common shares, in which event the conversion rate will be adjusted based on the following formula:

SP0
CR1	=	CR0	×
SP0 – C

where,
CR0	=	the conversion rate in effect immediately prior to the ex-dividend date
CR1	=	the conversion rate in effect immediately after the ex-dividend date
SP0	=	the current market price
C	=	the amount in cash per share we distribute to holders of our common shares (and for which no adjustment has been made)

(5) we or one or more of our subsidiaries make purchases of our common shares pursuant to a tender offer or exchange offer by us or one of our subsidiaries for our common shares to the extent that the cash and value of any other consideration included in the payment per share of our common shares exceeds the current market price per share of our common shares on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the conversion rate will be adjusted based on the following formula:

FMV + (SP1 × OS1)
CR1	=	CR0	×
OS0 × SP1

where,
CR0	=	the conversion rate in effect on the expiration date
CR1	=	the conversion rate in effect immediately after the expiration date
FMV	=	the fair market value (as determined by our board of directors) of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”)
OS1	=	the number of our common shares outstanding immediately after the expiration date less any purchased shares
OS0	=	the number of our common shares outstanding immediately after the expiration date, including any purchased shares
SP1	=	the last reported sale price of our common shares on the trading day next succeeding the expiration date

“Current market price” of our common shares on any day means the average of the last reported sale price of our common shares for each of the 10 consecutive trading days on the NYSE (or such other applicable U.S. national securities exchange or the TSX, if our common shares are no longer listed on the NYSE) ending on the earlier of the day in question and the day before the “ex-dividend date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, “ex-dividend date” means the first date on which our common shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution or without giving effect to such stock split or stock combination, as the case may be.

For the avoidance of doubt, no payment or issuance of securities to any plaintiffs or their counsel under the global class action settlement shall result in any of the aforementioned adjustments to the conversion rate.

To the extent that we have a shareholder rights plan in effect upon conversion of the notes into common shares, you will receive, in addition to the common shares, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common shares, in which case the conversion rate will be adjusted at the time of separation as if we distributed, to all holders of our common shares, shares of our capital stock, evidences of indebtedness or assets or property as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

We may from time to time, to the extent permitted by law and subject to applicable rules of the NYSE or the TSX (or such other applicable U.S. national securities exchange or the TSX, if our common shares are no longer listed on the NYSE), increase the conversion rate of the notes by any amount for any period of at least 20 days. In that case we will give at least 15 days’ notice of such increase. We may make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common shares resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as such for income tax purposes.

As a result of any adjustment of the conversion rate, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common shares. We refer you to “Certain United States Federal Income Tax Considerations — Constructive Dividends Based on an Adjustment of Conversion Price.”

We are not required to adjust the conversion rate for any of the transactions described above if we instead make proper provision so that each holder of notes who converts a note shall be entitled to receive upon conversion, in addition to our common shares, the amount and kind of distributions that the holder would have been entitled to receive if the holder had converted the note immediately prior to the date fixed for determining the shareholders entitled to receive the distribution; provided, however, that if, prior to the date that is five years from the last date of original issuance of the notes, holders of notes would otherwise be entitled to receive, upon conversion of the notes, any property (including cash) or securities that would not constitute “prescribed securities” for the purpose of clause 212(1) (b) (vii) (E) of the Income Tax Act (Canada), or Tax Act (which we refer to as the “ineligible consideration”), pursuant to the operation of the foregoing provisions, such holders shall not be entitled to receive such ineligible consideration but we or our successor, as the case may be, shall have the right (at the sole option of us or our successor, as the case may be) only on the date any ineligible consideration would otherwise be due, to deliver either such ineligible consideration or “prescribed securities” with a market value comparable to such ineligible consideration.

In the case of:

•	any reclassification or change (other than changes resulting from a change in par value or a subdivision or combination) of our common shares;

•	an amalgamation, merger, consolidation, share exchange or combination involving us; or

•	a sale or conveyance to another person of our property and assets as an entirety or substantially as an entirety,

in each case as a result of which holders of our common shares will be entitled to receive shares of stock, other securities, other property or assets (including cash) with respect to or in exchange for our common shares, except as described in the proviso at the end of this paragraph, the holders of the notes then outstanding will be entitled thereafter to convert such notes into the kind and amount of shares of stock, other securities or other property or assets (including cash), which they would have owned or been entitled to receive upon such reclassification, change, amalgamation, merger, consolidation, share exchange, combination, sale or conveyance had such notes been converted into our common shares immediately prior to such reclassification, change, amalgamation, merger, consolidation, share exchange, combination, sale or conveyance (assuming, in a case in which our shareholders may exercise rights of election, that a holder of notes would have exercised any rights of election as to the shares of stock, other securities or other property or assets receivable in connection therewith and received per share the kind and amount of consideration received per share by a plurality of electing shareholders); provided, however, that if, prior to the date that is five years from the last date of original issuance of the notes, holders of notes would otherwise be entitled to receive, upon conversion of the notes, ineligible consideration pursuant to the operation of the foregoing provision, such holders shall not be entitled to receive such ineligible consideration but we or our successor, as the case may be, shall have the right (at the sole option of us or our successor, as the case may be) only on the date any ineligible consideration would otherwise be due to deliver either such ineligible consideration or “prescribed securities” with a market value comparable to such ineligible consideration.

In the event of a taxable distribution to holders of our common shares, or other transaction, that results in any adjustment of the conversion price, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend. We refer you to “Certain United States Federal Income Tax Considerations.”

No adjustment in the conversion price is required unless such adjustment would require a change of at least 1% of the conversion price then in effect. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. In addition, we will make any carry forward adjustments not otherwise effected with respect to any series of notes upon conversion of any notes of such series, upon a conversion after a call for redemption of any notes of such series, upon any change of control payment date (as defined below) applicable to such series of notes and five business days prior to the stated maturity of such series of notes. Except as stated above, the conversion price will not be adjusted for the issuance of our common shares or any securities convertible into or exchangeable or exercisable for our common shares or carrying the right to purchase any of the foregoing.

Adjustment to Conversion Rate Upon a Change of Control

General

If the effective date or anticipated effective date of a change of control (as set forth under “— Offer to Repurchase Upon a Change of Control”), other than a change of control resulting from a transaction described in clause (4) of the definition of change of control, or if a transaction that but for the 105% trading price exception or for the 90% of consideration exception contained in such definition would be a change of control, occurs and a notice of conversion of the notes is received from any holder by the conversion agent during the period commencing 15 days prior to the anticipated effective date of such change of control and ending 15 days following the change of control effective date (as defined below) applicable to such change of control (but in any event prior to the close of business on the business day prior to the maturity date of the applicable note), then we will increase the applicable conversion rate for the notes surrendered for conversion by a number of additional common shares (the “additional shares”), as described below. We will notify holders of any such change of control and the anticipated effective date thereof and issue a press release no later than 15 days prior to such change of control’s anticipated effective date.

The number of additional shares will be determined by reference to the applicable table below and is based on the date on which such change in control transaction becomes effective (the “change of control effective date”) and the share price (the “share price”) paid per common share in the change of control transaction. If holders of our common shares receive only cash in the change of control transaction, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average of the closing prices per share of our common shares on the NYSE (or such other applicable U.S. national securities exchange or the TSX, if our common shares are no longer listed on the NYSE) over the five trading-day period ending on the trading day preceding the change of control effective date.

The share prices set forth in the first row of the 2012 notes Make-Whole Table and the 2014 notes Make-Whole Table below will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted share prices will equal the share prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the applicable conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the applicable conversion rate as so adjusted. In addition, the number of make-whole shares will be subject to adjustment in the same manner as the applicable conversion rate as set forth above under “Conversion Rate Adjustments.”

2012 Notes Make-Whole Table

The following table sets forth the share price and number of make-whole shares of our common shares to be added to the conversion rate per $1,000 principal amount of 2012 notes:

Share Price on	Change of Control Effective Date
Change of Control	March 22,	April 15,	April 15,	April 15,	April 15,	April 15,
Effective Date	2007	2008	2009	2010	2011	2012

$24.58	9.4335	9.1915	8.8207	8.2105	7.6979	9.4335
$27.50	7.5097	7.1241	6.5731	5.6631	4.0302	5.1136
$30.00	6.2682	5.8110	5.1741	4.1322	1.5884	2.0833
$32.50	5.2962	4.7983	4.1187	3.0274	0.0000	0.0000
$35.00	4.5247	4.0075	3.3150	2.2306	0.0000	0.0000
$37.50	3.9049	3.3832	2.6977	1.6559	0.0000	0.0000
$40.00	3.4016	2.8853	2.2195	1.2412	0.0000	0.0000
$45.00	2.6470	2.1588	1.5526	0.7240	0.0000	0.0000
$50.00	2.1220	1.6724	1.1341	0.4503	0.0000	0.0000
$55.00	1.7455	1.3365	0.8638	0.3026	0.0000	0.0000
$60.00	1.4682	1.0982	0.6840	0.2205	0.0000	0.0000
$70.00	1.0980	0.7954	0.4742	0.1441	0.0000	0.0000

The exact share prices and effective dates may not be set forth in the applicable table, in which case:

•	If the share price is between two share price amounts in the applicable table or the effective date is between two dates in the applicable table, the make-whole shares issued upon conversion of the applicable notes will be determined by straight-line interpolation between the number of make-whole shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year;

•	If the share price is in excess of $70.00 per common share (subject to adjustment), no additional shares will be issued upon conversion of the 2012 notes; and

•	If the share price is less than $24.58 per common share (subject to adjustment), no additional shares will be issued upon conversion of the 2012 notes.

2014 Notes Make-Whole Table

The following table sets forth the share price and number of make-whole shares of our common shares to be added to the conversion rate per $1,000 principal amount of 2014 notes:

Share Price on	Change of Control Effective Date
Change of Control	March 22,	April 15,	April 15,	April 15,	April 15,	April 15,	April 15,	April 15,
Effective Date	2007	2008	209	2010	2011	2012	2013	2014

$24.58	9.4335	9.2884	9.1086	8.8492	8.4835	7.9404	7.6681	9.4335
$27.50	7.7323	7.4910	7.2021	6.8049	6.2470	5.3760	3.9929	5.1136
$30.00	6.6219	6.3311	5.9859	5.5202	4.8714	3.8545	1.5653	2.0833
$32.50	5.7421	5.4209	5.0424	4.5394	3.8465	2.7736	0.0000	0.0000
$35.00	5.0344	4.6963	4.3005	3.7816	3.0764	2.0087	0.0000	0.0000
$37.50	4.4577	4.1118	3.7099	3.1894	2.4931	1.4690	0.0000	0.0000
$40.00	3.9822	3.6349	3.2343	2.7220	2.0476	1.0885	0.0000	0.0000
$45.00	3.2524	2.9142	2.5297	2.0494	1.4387	0.6307	0.0000	0.0000
$50.00	2.7269	2.4060	2.0461	1.6066	1.0663	0.4004	0.0000	0.0000
$55.00	2.3365	2.0358	1.7030	1.3049	0.8307	0.2813	0.0000	0.0000
$60.00	2.0383	1.7584	1.4521	1.0926	0.6762	0.2171	0.0000	0.0000
$70.00	1.6193	1.3776	1.1186	0.8238	0.4967	0.1571	0.0000	0.0000

The exact share prices and effective dates may not be set forth in the applicable table, in which case:

•	If the share price is between two share price amounts in the applicable table or the effective date is between two dates in the applicable table, the make-whole shares issued upon conversion of the applicable notes will be determined by straight-line interpolation between the number of make-whole shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year;

•	If the share price is in excess of $70.00 per common share (subject to adjustment), no additional shares will be issued upon conversion of the 2014 notes; and

•	If the share price is less than $24.58 per common share (subject to adjustment), no additional shares will be issued upon conversion of the 2014 notes.

Our obligation to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Settlement of Conversions Upon a Change of Control

If, as described above under “— Adjustment to Conversion Rate Upon a Change of Control,” we are required to increase the conversion rate by the additional shares as a result of a change of control, notes surrendered for conversion will be settled as follows:

•	If the date on which notes are surrendered for conversion (the “conversion date”) is prior to the third trading day preceding the change of control effective date (the “cut-off date”), we will settle such conversion by delivering the number of our common shares (based on the conversion rate without regard to the number of additional shares to be added to the conversion rate as described above) on the third trading day immediately following the cut-off date. In addition, as soon as practicable following the change of control effective date (but in any event within five trading days of such change of control effective date), we will deliver the number of additional shares to be added to the conversion rate as described above.

•	If the conversion date is on or following the cut-off date, we will settle such conversion (based on the conversion rate as increased by the additional shares described above) on the third trading day immediately following the conversion date by delivering the number of our common shares (based on the conversion rate without regard to the number of additional shares to be added to the conversion rate as described above) plus the number of additional shares to be added to the conversion rate as described above, if any.

Additional Amounts

All payments made by us, NNL or NNI under or in respect of the notes or the guarantees will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges imposed or levied by or on behalf of the Government of Canada or any province or territory thereof, or by any authority or agency therein or thereof having power to tax, all of which we refer to as “taxes”, unless we are required to withhold or deduct taxes by law or by the interpretation or administration thereof by the relevant governmental authority. If we are required to withhold or deduct any amount for or on account of taxes from any payment made under or in respect of the notes or any guarantee, we will pay such additional amounts, which we refer to as “additional amounts,” as may be necessary so that the net amount received by each holder of a note (including additional amounts) after such withholding or deduction will not be less than the amount the holder would have received if such taxes had not been withheld or deducted. However, no additional amounts will be payable with respect to a payment made to a holder of a note, which we refer to as an “excluded holder”, in respect of a beneficial owner, (i) with which we do not deal at arm’s length (within the meaning of the Tax Act) at the time of making such payment, (ii) which is subject to such taxes by reason of its being connected with Canada or any province or territory thereof otherwise than solely by reason of the holder’s activity in connection with purchasing the notes, the mere holding of notes or the receipt of payments thereunder or (iii) who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party complies with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority. We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee. We will indemnify and hold harmless each holder of notes (other than an excluded holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the notes or any guarantee, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

At least 30 days prior to each date on which any payment under or with respect to the notes or any guarantee is due and payable, if we are obligated to pay additional amounts with respect to such payment, we will deliver to the trustee an officers’ certificate stating the fact that such additional amounts will be payable, and the amounts so payable, and will set forth such other information necessary to enable the trustee to pay such additional amounts to holders of the notes on the payment date. With respect to references in this document to the payment of principal of, or premium, if any, interest or additional interest, if any, on, any note, such reference shall be deemed to include the payment of additional amounts to the extent that, in such context, additional amounts are, were or would be payable.

Offer to Repurchase upon a Change of Control

Upon the occurrence of a change of control, we will be required to make an offer to repurchase your notes as described below, which we refer to as the “change of control offer,” at a purchase price, payable in cash, equal to 100% of their aggregate principal amount plus accrued and unpaid interest and additional interest, if any, which we refer to as the “change of control payment,” on such notes to but not including the date of repurchase (the “change of control payment date”).

Within 30 days following a change of control, we will mail a notice to the trustee and each holder describing:

•	the transaction(s) that constitute(s) the change of control;

•	the last date on which the change of control offer may be accepted;

•	the change of control payment date, which will be a date not less than 20 nor more than 35 business days after the date of our notice of the change of control;

•	the name and address of the paying agent and the conversion agent;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•	that notes subject to the change of control offer may be converted only if the holder declines the change of control offer or has withdrawn its acceptance of the change of control offer in accordance with the terms of such change of control offer and the provisions of the indenture; and

•	the procedures required by the indenture to tender notes into the offer to repurchase the notes.

To accept our change of control offer, the holder must deliver a written notice so as to be received by the paying agent no later than the close of business on the business day immediately preceding the change of control payment date. The required notice must state:

•	the series of the notes to be delivered by the holder for repurchase;

•	the certificate numbers of the notes to be delivered by the holder for repurchase, if applicable;

•	the portion of the principal amount of notes to be repurchased, which portion must be an integral multiple of $1,000; and

•	that the holder accepts our change of control offer pursuant to the terms of such change of control offer and the provisions of the indenture.

A holder may withdraw any acceptance of the change of control offer by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the change of control payment date. Such notice of withdrawal must state:

•	the series of notes being withdrawn;

•	the principal amount of notes being withdrawn, which must be an integral multiple of $1,000;

•	the certificate numbers of the notes being withdrawn, if applicable; and

•	the principal amount, if any, of the notes that remain subject to acceptance of the change of control offer.

No note may be repurchased in connection with a change of control offer if there has occurred and is continuing an event of default with respect to such note, other than a default in the payment of the change of control payment with respect to such note.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations, including Canadian securities law with respect to Canadian holders, to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control. Rule 13e-4 under the Exchange Act, which requires, among other things, the dissemination of certain information to security holders in the event of an issuer tender offer, may apply in the event that the change of control offer becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

On the date specified for termination of the change of control offer, we will, to the extent lawful:

•	accept for payment all notes or portions thereof properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount in cash equal to the change of control payment in respect of all notes or portions thereof so tendered; and

•	deliver or cause to be delivered to the trustee an officers’ certificate stating the aggregate principal amount of notes or portions thereof being purchased by us.

Our obligation to pay a change of control payment with respect to a note for which an acceptance of our offer to repurchase has been delivered and not validly withdrawn is conditioned, if such note is in certificated form, on delivery of the certificated note, together with necessary endorsements, to the paying agent at any time after the delivery of such acceptance notice.

On the change of control payment date, the paying agent will promptly mail to each holder of notes so accepted the change of control payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

Immediately after the change of control payment date:

•	each properly tendered note will cease to be outstanding;

•	interest will cease to accrue on each properly tendered note; and

•	all other rights of the holder of a properly tendered note will terminate, other than the right to receive the change of control payment upon delivery of such note.

This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.

The foregoing provisions would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us or our subsidiaries that may adversely affect holders.

Our obligation to make an offer to repurchase notes as a result of a change of control could have the effect of delaying, deferring or preventing a change of control or other attempts to acquire control of us unless arrangements have been made to enable us to repurchase all the notes at the change of control payment date. Consequently, this obligation may render it more difficult or discourage an amalgamation, merger, consolidation, take-over bid or tender offer (even if such transaction is supported by our board of directors or is favorable to the shareholders) and/or the assumption of control by a holder of a large block of our voting shares. The obligation under the indenture to make the repurchase offer in the event of a change of control, however, is not the result of management’s knowledge of any specific effort to accumulate our common shares or to obtain control of us by means of an amalgamation, merger, consolidation, take-over bid, tender offer, solicitation or otherwise. Instead, such obligation is a term contained in other similar debt offerings and the terms of such feature have resulted from negotiations between us and the initial purchasers.

Except as described above with respect to a change of control, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring. Subject to the limitation on amalgamations, mergers and consolidations described below, we, our management or our subsidiaries could in the future enter into certain transactions, including refinancings, certain recapitalizations, acquisitions, a sale of all or substantially all assets, liquidation or similar transactions, that would not constitute a change of control under the indenture, but that would increase the amount of indebtedness outstanding at such time or substantially reduce or eliminate our assets.

A “change of control” will be deemed to have occurred if any of the following occurs:

(1) any “person,” including its affiliates and associates, or any “group,” in each case, other than us, any one or more of our subsidiaries or our or our subsidiaries’ employee benefit plans, files a Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person or group (x) has become the “beneficial owner” of 50% or more of the combined voting power of our capital stock having ordinary power to elect directors, or (y) has the power to, directly or indirectly, elect a majority of the members of our board of directors; provided that the foregoing shall not apply if as a result of, and immediately following, the transaction giving a person such beneficial ownership (including an exchange offer or a transaction referred to in clause (3) below), the holders of our or NNL’s common shares immediately prior to such transaction are, directly or indirectly, the beneficial owners of at least a majority of the total voting power in the aggregate of all classes of capital stock of such person;

(2) a change of control occurs with respect to NNL which shall mean that we cease to be the “beneficial owner” of 100% of the voting power of the common shares of NNL;

(3) consummation of any transaction or event (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger or amalgamation of us or any sale, lease or other transfer of 90% or more of our consolidated assets) or a series of related transactions or events pursuant to which our common shares are exchanged for, converted into or constitute the right to receive cash, securities or other property, in each case other than pursuant to such a transaction, event or series of related transactions or events in which the holders of our common shares immediately prior to such transaction, event or series of related transactions have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation (or of the parent of such continuing or surviving corporation) immediately after such transaction, event or series of related transactions; or

(4) we are, or NNL is, dissolved or liquidated.

However, a change of control will not be deemed to have occurred if:

•	the sale price (as defined below) per share of our common shares for any five trading days within the period of ten consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control (in the case of a change of control under clause (1) above) or the period of ten consecutive trading days ending immediately before the change in control (in the case of a change of control under clause (3) above) shall equal or exceed 105% of the conversion price of the notes in effect on the date of the change of control or the public announcement of the change of control, as applicable; or

•	at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the change of control consists of common shares that are, or upon issuance will be, traded on a U.S. national securities exchange or the TSX.

Notwithstanding the foregoing, any (i) amalgamation, consolidation or merger of us with or into NNL (whether directly or indirectly by amalgamation, consolidation or merger with or into an entity with only nominal assets created in anticipation or contemplation of such amalgamation, consolidation or merger), (ii) transfer of assets solely between or among us, NNL and any successor entity to us or NNL or (iii) liquidation or dissolution of us or NNL resulting in the transfer of all of the assets of us or NNL to us, NNL or any successor entity to us or NNL shall, in each case, not constitute a change of control; provided that such transaction does not contravene the terms of the “Amalgamation, Merger, Conveyance, Transfer or Lease” covenant.

As used in the foregoing definition of “change of control:”

•	The “sale price” of our common shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the NYSE (or such other applicable U.S. national securities exchange or the TSX, if our common shares are no longer listed on the NYSE); and

•	A “trading day” means each day on which the NYSE (or such other applicable U.S. national securities exchange or the TSX, if our common shares are no longer listed on the NYSE) is open for trading or quotation.

Subject to the foregoing, the occurrence of a change of control will be an “event of failure” within the meaning of paragraph 212(1)(b)(vii) of the Income Tax Act (Canada), that requires us to make change of control offer. For the avoidance of doubt, the occurrence of such an event of failure will not be an event of default under the indenture.

Optional Redemption By Nortel Networks Corporation

On or after April 15, 2011, the 2012 notes may be redeemed at our option in cash, in whole or from time to time in part, on not less than 20 nor more than 60 days’ prior written notice to the holders by first class mail, at a repurchase price equal to 100.35% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, up to but excluding the date fixed for redemption.

On or after April 15, 2013, the 2014 notes may be redeemed at our option in cash, in whole or from time to time in part, on not less than 20 nor more than 60 days’ prior written notice to the holders by first class mail, at a repurchase price equal to 100.30% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, up to but excluding the date fixed for redemption.

Selection and Notice

If less than all the notes are to be redeemed at any time, selection of notes for redemption will be made by the trustee on a pro rata basis by lot or by any other method that the trustee considers fair and appropriate. The trustee may select for redemption a portion of the principal of any note that has a denomination larger than $1,000. Notes and portions thereof will be redeemed in the amount of $1,000 or integral multiples of $1,000. The trustee will make the selection from notes outstanding and not previously called for redemption; provided that if a portion of a holder’s notes are selected for partial redemption and such holder converts a portion of such notes, such converted portion will be deemed to be taken from the portion selected for redemption.

Provisions of the indenture that apply to the notes called for redemption also apply to portions of the notes called for redemption. If any note is to be redeemed in part, the notice of redemption will state the portion of the principal amount to be redeemed. Upon surrender of a note that is redeemed in part only, we will execute and the trustee will authenticate and deliver to the holder a new note equal in principal amount to the unredeemed portion of the note surrendered.

On and after the redemption date, unless we default in the payment of the redemption price, interest and additional interest, if any, will cease to accrue on the principal amount of the notes or portions of notes called for redemption and for which funds have been set apart for payment. In the case of notes or portions of notes redeemed on a redemption date which is also a regularly scheduled interest payment date, the interest payment due on such date will be paid to the person in whose name the note is registered at the close of business on the relevant record date.

Redemption for Changes in Canadian Withholding Taxes

The notes are also subject to redemption in whole, but not in part, at our option at any time in cash, on not less than 20 nor more than 60 days’ prior written notice to the holders by first class mail, at a repurchase price equal to 100% of the aggregate principal amount, together with accrued and unpaid interest and additional interest, if any, to the date fixed for redemption and all additional amounts then due or becoming due with respect to the notes on the redemption date, in the event:

•	we or NNL (or either of our successors) are, have become or would become obligated to pay, on the next date on which any amount would be payable with respect to the notes, any additional amount as a result of a change or amendment in the laws or treaties (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein) or any change in or new or different position regarding the application, interpretation or administration of such laws, treaties or regulations of the Canada Revenue Agency or another applicable taxing authority of Canada (or any political subdivision thereof or therein) (including a holding, judgment or order by a court of competent jurisdiction) or any proposed change in law that if enacted would be retroactive to a date prior to the redemption date, which change is announced or becomes effective on or after March 22,

2007 and provided that we deliver to the trustee an opinion of counsel and an officers’ certificate attesting to such change or amendment; and

•	we or NNL (or either of our successors), in our business judgment, determine that such obligation cannot be avoided by the use of reasonable measures available to us.

Amalgamation, Merger, Conveyance, Transfer or Lease

We have covenanted in the indenture that we will not amalgamate or merge with any other corporation or enter into any reorganization or effect any conveyance, transfer or lease of all or substantially all of our and our subsidiaries’ assets, taken as a whole (other than with or to NNL), unless:

•	either (i) we are the surviving corporation or one of the continuing corporations or (ii) the successor corporation (or the person that leases or that acquires by conveyance or transfer all or substantially all of our and our subsidiaries’ assets, taken as a whole) is a corporation with shares listed on the TSX or a major exchange or quotation system in the United States or the United Kingdom and expressly assumes, by supplemental indenture, our obligations under the indenture; and

•	we are not, immediately after such transaction, in default under the indenture or the notes.

NNL has also covenanted in the indenture that it will not amalgamate or merge with any other corporation or enter into any reorganization or effect any conveyance, transfer or lease of all or substantially all of its and its subsidiaries’ assets, taken as a whole (other than with or to us) unless:

•	either (i) NNL is the surviving corporation or one of the continuing corporations; (ii) the surviving corporation is a wholly-owned subsidiary of us and expressly assumes, by supplemental indenture, NNL’s obligations under the indenture and the guarantee; or (iii) the successor corporation (or the person that leases or that acquires by conveyance or transfer all or substantially all of its and its subsidiaries’ assets, taken as a whole) is a corporation with shares listed on the TSX or a major exchange or quotation system in the United States or the United Kingdom and expressly assumes, by supplemental indenture, NNL’s obligations under the indenture and the guarantee; and

•	NNL is not, immediately after such transaction, in default under the indenture or the guarantee.

Upon any such amalgamation, merger, reorganization, sale, assignment, conveyance, lease, transfer or other disposition in accordance with the foregoing, the successor person formed by such amalgamation or reorganization or into which we, or NNL, as the case may be, are merged or to which such sale, assignment, conveyance, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise our right and power, under the indenture with the same effect as if such successor had been named as us, or NNL, as the case may be, in the indenture.

Registration Rights

In connection with the private placement of the notes and related guarantees, we entered into a registration rights agreement with the initial purchasers for the benefit of the holders of the notes. Pursuant to the agreement, we agreed to, at our expense:

•	File with the SEC prior to or on the 191st day after the earliest date of original issuance of any of the notes, a shelf registration statement on such form as we deem appropriate covering resales by holders of all registrable securities (as defined below) (such 191st day, the “filing target date”);

•	Use our reasonable best efforts to cause such shelf registration statement to become effective as promptly as is practicable, but in any event prior to or on the 283rd day after the earliest date of original issuance of any of the notes (such 283rd day, the “effectiveness target date”); and

•	Use our reasonable best efforts to keep the shelf registration statement effective with respect to the registrable securities.

“Registrable securities” means each note and related guarantees and the common shares into which such notes are convertible until the earlier of (i) the date on which such note and related guarantees or the common shares into which such notes are convertible have been sold or otherwise transferred pursuant to an effective shelf registration statement; (ii) the date that is two years after the later of March 28, 2007 and the last date that we or any of our affiliates was the owner of such note and the related guarantees (or any predecessor thereto); (iii) the date on which such note and the related guarantees or the common shares into which such notes are convertible may be resold without restriction pursuant to Rule 144(k) under the Securities Act or any successor provision thereto; or (iv) the date such note and the related guarantees or the common shares into which such note is convertible have been publicly sold pursuant to Rule 144 under the Securities Act or any successor provision thereto.

We also agreed to provide each holder copies of this prospectus, notify each holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes and related guarantees and the common shares issuable upon conversion of the notes. A holder who sells those securities pursuant to the shelf registration statement generally will be required to be named a selling securityholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement which are applicable to that holder (including certain indemnification and contribution provisions). If a shelf registration statement covering those securities is not effective, they may not be sold or otherwise transferred except pursuant to an exemption from registration under the Securities Act and any other applicable securities laws or in a transaction not subject to those laws.

We may suspend the holder’s use of this prospectus for a maximum of 45 days in any 90-day period, and not to exceed an aggregate of 120 days in any 12-month period, if we, in good faith, determine that because of valid business reasons (not including avoidance of our obligations under the notes), including without limitation proposed or pending corporate developments and similar events or because of filings with the SEC, it is in our best interests to suspend such use. However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which we determine in good faith would be reasonably likely to impede our ability to consummate such transaction, or would otherwise be seriously detrimental to us and our subsidiaries taken as a whole, we may extend the suspension period from 45 days to 60 days. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of such suspension.

Each of the following is a registration default:

•	the shelf registration statement has not been filed with the SEC prior to or on the filing target date; or

•	the shelf registration statement has not become effective prior to the effectiveness target date, provided that a failure of the shelf registration statement to become effective by the effectiveness target date will not constitute a registration default if such failure arises from a delay in effectiveness based upon the advice of our legal counsel and legal counsel for the initial purchasers, unless such failure continues after the first anniversary of the earliest date of original issuance of any of the notes; or

•	the registration statement shall cease to be effective or fail to be usable (other than pursuant to the previous paragraph) without being succeeded within ten business days by a post-effective amendment or a report filed with the SEC that cures the failure of the registration statement to be effective or usable; or

•	the shelf registration statement has become effective and then ceases to remain effective or otherwise available for more than 90 days in any 12-month period prior to the end of the registration period, subject to limited exceptions.

If a shelf registration statement default occurs, liquidated damages in the form of additional interest (“additional interest”) will accrue on the notes that are registrable securities, from and including the day following the registration default to but excluding the earlier of (1) the day on which the registration default has been cured and (2) the day after the end of the registration period. Notes that have been sold or otherwise transferred using this prospectus are no longer considered registrable securities and are therefore not entitled to any additional interest. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate equal to:

•	0.25% per annum of the principal amount of a note that is a registrable security to and including the 90th day following such registration default; and

•	0.50% per annum of the principal amount of a note that is a registrable security from and after the 91st day following such registration default.

In no event will liquidated damages accrue at a rate per year exceeding 0.50% or on any note that is not a registrable security. If a holder converts some or all of its notes into common shares when there exists a registration default with respect to such notes, the holder will not be entitled to receive liquidated damages on such common shares and will not receive any additional shares or cash upon conversion. We are not required to pay additional interest to holders of common shares under any circumstance. Your right to liquidated damages in the form of additional interest shall be your sole remedy in the event of a registration default.

Holders of notes are required to deliver certain information to be used in connection with the shelf registration statement. In order to sell notes and related guarantees or common shares issuable upon conversion of the notes pursuant to the shelf registration statement, a holder must complete and deliver a questionnaire to us. To be named as a selling securityholder in this prospectus at the time of effectiveness of the shelf registration statement, a holder had to complete and deliver the questionnaire to us on or prior to the tenth business day before the effectiveness of the shelf registration statement.]

Upon receipt of a completed questionnaire after effectiveness of the shelf registration statement, together with any other information we may reasonably request, we will, as promptly as practicable but in any event within 15 business days of such receipt, or within 15 business days of the end of any period during which we have suspended use of this prospectus, file any amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit such holder to deliver a prospectus to purchasers of notes and related guarantees or common shares issuable upon conversion of the notes sold pursuant to the shelf registration statement; provided, however, that from and after the beginning of the first calendar quarter after the three-month anniversary of the date on which the shelf registration statement initially becomes effective, we will not be required to file any such amendment or supplement on more than one occasion per calendar quarter.

Holders that did not timely complete and deliver a questionnaire or provide such other information we may have requested were not named as a selling securityholder in this prospectus (and therefore will not be permitted to sell any securities pursuant to the shelf registration statement of which this prospectus is a part) and will not be entitled to any of the liquidated damages described above. This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

To the extent that any holder of registrable securities is deemed to be an “underwriter” within the meaning of the Securities Act, such holder may be subject to certain liabilities under the federal securities laws for misstatements and omissions contained in a registration statement and any related prospectus. To the extent that any holder of registrable securities identified in the shelf registration statement is a broker-dealer, or is an affiliate of a broker-dealer, that did not acquire its registrable securities in the ordinary course of its business or that at the time of its purchase of registrable securities had an agreement or understanding, directly or indirectly, with any person to distribute the registrable securities, we understand that the SEC may take the view that such holder is, under the SEC’s interpretations, an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

No registration statement, prospectus or similar document will be filed by us to qualify the notes and related guarantees or the common shares issuable upon conversion of the notes for offering or sale in any jurisdiction outside of the United States, including in any province or territory of Canada.

Events of Default and Remedies

An event of default with respect to any series of notes is defined in the indenture as being:

(i) the failure to pay the principal of, or premium, if any, on the notes of that series when due, including, without limitation, failure by us to make a change of control payment on the notes of that series or any payment of the redemption price with respect to the notes of that series when required;

(ii) the failure to pay interest on, or additional interest, if any, with respect to the notes of that series and the default continues for a continuous period of 30 days;

(iii) our failure to deliver common shares, together with cash in lieu thereof in respect of any fractional shares, upon conversion of a note of that series, and that failure continues for 10 days;

(iv) our failure to make a change of control offer or give any notice of a change of control required under the indenture, in each case within the time period specified for doing so;

(v) a default by us, NNL, or during any period in which NNI is a guarantor, NNI, in performing or observing any of our or their respective covenants, agreements or other obligations in the indenture for a continuous period of 90 days after we or such guarantor receives written notice specifying the default (and demanding that such default be remedied) from the holders of not less than 25% in aggregate principal amount of the then outstanding notes of that series;

(vi) default by us, NNL, or during any period in which NNI is a guarantor, NNI, in respect of any single obligation in respect of indebtedness for borrowed money that exceeds on its face $100,000,000 in principal amount which results in the acceleration of the due date of that indebtedness, and this acceleration is not rescinded or annulled within ten days after notice of acceleration meeting the specific requirements of the indenture, loan agreement or similar document applicable to that indebtedness has been given; or

(vii) certain events involving our, or NNL’s, bankruptcy, insolvency or reorganization.

An event of default with respect to a particular series of notes may, but will not necessarily, constitute an event of default with respect to any other series of notes.

If an event of default with respect to a series of notes occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the then-outstanding notes of the affected series may declare the principal of, and premium, if any, on, all notes of the series to be due and payable, together with accrued interest. The indenture provides that, in certain cases, the holders of a majority in principal amount of the then-outstanding notes of a series may on behalf of the holders of all notes of that series waive any past default or event of default and rescind and annul any such declaration and its consequences.

The sole remedy for any breach of our obligation under the indenture to file periodic or other reports (including pursuant to section 314(a)(1) of the United States Trust Indenture Act of 1939, or the Trust Indenture Act) shall be the payment of liquidated damages in the form of additional interest, and holders will not have any right under the indenture to accelerate the maturity of the notes as a result of any such breach. If a breach of our obligation under the indenture to file periodic or other reports (including pursuant to section 314(a)(1) of the Trust Indenture Act) continues for 90 days after notice thereof is given in accordance with the indenture, we will pay liquidated damages in the form of additional interest to all holders of notes at a rate per annum equal to (i) 0.25% per annum of the principal amount of the notes from the 90th day following such notice to but not including the 180th day following such notice (or such earlier date on which the event of default relating to the reporting obligations referred to in this paragraph shall have been cured or waived) and (ii) 0.50% per annum of the principal amount of the notes from the 180th day following such notice to but not including the 270th day following such notice (or such earlier date on which the event of default relating to the reporting obligations referred to in this paragraph shall have been cured or waived). On such 270th day (or earlier, if the event of default relating to the reporting obligations referred to in this paragraph shall have been cured or waived prior to such 270th day), such additional interest will cease to accrue, and the notes will be subject to acceleration as provided above if the event of default is continuing. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default.

The trustee may require indemnification from the holders of notes of a series before proceeding to exercise any right or power under the indenture at the request of those holders. The holders of a majority in principal amount of the then-outstanding notes of any series may:

•	direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it with respect to the notes of that series, and

•	take any other action authorized to be taken under the indenture or under applicable law. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or is unduly prejudicial to the rights of other holders.

No holder will be entitled to pursue any remedy with respect to the indenture unless the trustee fails to act for 60 days after it is given:

•	a notice of default by that holder,

•	a request to enforce the indenture by the holders of not less than 25% in aggregate principal amount of all of the then-outstanding notes issued under the indenture (treated as a single class), and

•	an indemnity in favor of the trustee, satisfactory to the trustee,

and during this 60-day period the holders of a majority in principal amount of all of the then-outstanding notes issued under the indenture (treated as a single class) do not give a direction to the trustee that is inconsistent with the enforcement request. These provisions will not prevent any holder of notes from enforcing payment of the principal of (and premium, if any) and interest on the notes at the relevant due dates.

If an event of default with respect to a series of notes occurs and is continuing, the trustee will mail to the holders of those notes a notice of the event of default within 90 days after it occurs. However, except in the case of a default in any payment in respect of a series of notes, the trustee shall be protected in withholding notice of an event of default if it determines in good faith that this is in the interests of the holders of the relevant notes.

Form, Denomination and Registration

The notes were issued in fully registered form, without interest coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Book-entry; Global Notes

The notes were issued in the form of several registered notes in global form, without interest coupons, or the global notes. The global notes were deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in a global note is limited to persons who, directly or indirectly, have accounts with DTC or its nominee, which we refer to as DTC participants, or persons who hold interests through participants.

We expect that under procedures established by DTC (which procedures are subject to change):

•	upon deposit of each global note with DTC, DTC credited portions of the principal amount of that global note to the accounts of the relevant DTC participants for credit to the respective accounts of the acquirers of the notes or to such other accounts as they may direct; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in that global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Upon resale of the notes in accordance with the registration statement of which this prospectus is a part, beneficial interests in the global notes will be transferred from one or more restricted global note to one or more unrestricted global notes.

If a holder would like to convert notes into common shares pursuant to the terms of the notes, the holder should contact the holder’s broker or other DTC participants to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

All interests in the global notes are subject to the operations and procedures of DTC, which are subject to change. We provide the following summary of those operations and procedures solely for your convenience. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code as enacted by the State of New York; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain participants or their representatives, together with other entities, own DTC. Indirect access to DTC’s settlement system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants.

So long as DTC’s nominee is the registered owner of the global notes, that nominee for all purposes will be considered the sole owner or holder of the global notes. Except as provided below, owners of beneficial interests in the global notes:

•	will not be entitled to have notes represented by the global notes registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture or receiving any notices.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a DTC participant, on the procedures of the DTC participant through which the investor owns its interest).

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in global notes to such persons may be limited.

Payments of principal, premium (if any), interest and additional interest (if any) with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor any guarantor nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by DTC participants to the owners of beneficial interests in a global note are governed by standing instructions and customary industry practice and are the responsibility of such DTC participants and DTC. Transfers between DTC participants will be effected under DTC’s procedures and will be settled in same-day funds.

DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in its settlement system. However, DTC is not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor any guarantor nor the trustee has any responsibility for the performance by DTC or any DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to or payments made on account of beneficial ownership interests in global notes.

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	an event of default has occurred and is continuing under the indenture with respect to the relevant series and DTC requests the issuance of certificated notes;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

Amendment, Supplement and Waiver

Except as provided in the two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

•	reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of, or premium, if any, on or change the fixed maturity of any note or, other than as set forth in the next paragraph, alter the provisions with respect to the redemption of the notes;

•	reduce the rate of or change the time for payment of interest, additional interest or a premium on any notes;

•	waive a default or event of default in the payment of principal of, or premium, if any, interest or additional interest, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes of the related series and a waiver of the payment default that resulted from such acceleration);

•	make any note payable in money other than that stated in the indenture and the notes;

•	make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of, premium, if any, interest or additional interest, if any, on the notes;

•	waive a redemption payment with respect to any note;

•	except as permitted by the indenture, increase the conversion price or, other than as set forth in the next paragraph, modify the provisions of the indenture relating to conversion of the notes in a manner adverse to the holders;

•	modify any guarantee then in effect; or

•	make any change to the abilities of holders of notes to enforce their rights under the indenture or the foregoing provisions or this provision.

Notwithstanding the foregoing, without the consent of any holder of notes, we, the guarantors and the trustee may amend or supplement the indenture or the notes to:

•	cure any ambiguity, defect or inconsistency or make any other changes in the provisions of the indenture which we and the trustee may deem necessary or desirable, provided such amendment does not materially and adversely affect the interests of the holders of the notes in any material respect;

•	provide for uncertificated notes in addition to or in place of any or all certificated notes;

•	subject to matters set forth above under “— Amalgamation, Merger, Conveyance, Transfer or Lease,” provide for the succession of another corporation to us, NNL or NNI and the assumption of any series of notes or the applicable guarantee by such successor;

•	provide for conversion rights of holders of any series of notes in certain events such as our amalgamation or merger or the sale of all or substantially all of our assets;

•	reduce the conversion price applicable to any series of notes;

•	evidence and provide for the acceptance of the appointment under the indenture of a successor trustee;

•	make any change to any series of notes that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

•	add any additional guarantor to any series of notes;

•	provide any liens or security for the benefit of the holders of any series of notes;

•	add to our covenants for the benefit of the holders to any series of notes;

•	surrender any right or power conferred upon us with respect to any series of notes;

•	provide for conversion rights of holders of any series of notes if any reclassification or change of our common shares or any amalgamation, consolidation, merger or sale of the consolidated assets of us and our subsidiaries substantially as an entirety occurs;

•	increase the conversion rate in the manner described in the indenture, provided that the increase will not adversely affect the interests of the holders of the notes in any material respect;

•	permit or facilitate defeasance or discharge of any or all notes, provided that such modification shall not adversely affect the interest of any holders of notes in any material respect; or

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

The indenture contains provisions for convening meetings of the holders of notes of a series. A meeting may be called at any time by the trustee, or upon our request or that of any guarantor of the notes, as the case may be, or the holders of at least 10% in principal amount of the then-outstanding notes of the series. Except as described in the preceding paragraph and as otherwise provided in the indenture, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the then-outstanding notes of that series.

Any resolution passed or decision taken at any meeting of holders of notes of any series duly held in accordance with the indenture will be binding on all holders of notes of that series whether or not present or represented at the meeting. The quorum at any meeting of the holders of notes of a series called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the then-outstanding notes of that series.

Any such amendment shall not be, nor shall it be deemed to be, a discharge, rescission, extinguishment, novation or substitution of any note, and in any such event the notes shall be considered a continuation of the same obligations.

Defeasance, Satisfaction and Discharge

We, or NNL or NNI, are permitted under the indenture, subject to satisfaction of specific conditions, to omit to comply with some or all of our obligations, covenants and agreements with respect to the notes. This is known as “defeasance.” If we satisfy the conditions for defeasance, then any failure on our part to comply with the terms of the indenture as described above will not be an event of default under the indenture. The conditions we must satisfy are as follows:

•	we must irrevocably deposit with the trustee as specific security pledged for the due payment and ultimate satisfaction of our obligations in respect of the notes, funds and/or, subject to specified conditions, obligations of the United States government in an amount sufficient to pay the principal of, and premium, if any, and interest and additional interest, if any, due on the outstanding notes on their stated maturity;

•	we must deliver to the trustee opinions of counsel to the effect that holders of the notes will not recognize income, gain or loss for United States or Canadian federal income tax purposes as a result of the deposit of funds and defeasance of our obligations and will be subject to United States and Canadian federal income tax as if the deposit and defeasance had not occurred;

•	the deposit of funds must not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•	on the date of the deposit of funds, there must not have occurred and be continuing an event of default with respect to the notes or an event that, with notice or lapse of time, would become an event of default;

•	if the notes are then listed on the NYSE, we must deliver to the trustee an opinion of counsel to the effect that the deposit of funds and defeasance of our obligations will not cause the notes to be delisted; and

•	we must deliver to the trustee an opinion of counsel stating that all conditions precedent to the defeasance under the indenture have been complied with.

We also may discharge our obligations under the indenture while notes remain outstanding, other than the conversion rights attaching to the notes, if:

•	all outstanding notes will become due and payable at their scheduled maturity within one year, or

•	all outstanding notes are scheduled for redemption within one year,

and, in either case, we have:

•	deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption; and

•	paid all other sums then payable by us under the indenture.

Governing Law

The indenture provides that the notes and the guarantees are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law.

Notices

Except as otherwise provided in the indenture, notices to holders of notes will be given by mail to the addresses of holders of the notes as they appear in the note register.

The Trustee

The Bank of New York is the trustee and registrar under the indenture. The trustee maintains an office in New York, New York. The trustee also initially serves as the conversion agent and the paying agent.

If an event of default occurs and is continuing under the indenture, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee an indemnity reasonably satisfactory to it.

If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. The Bank of New York is also the trustee under other of our indentures.

No Recourse Against Others

None of our, NNL’s or NNI’s directors, officers, employees, shareholders or affiliates, as such, shall have any liability or any obligations under the notes and related guarantees or the indenture or for any claim based on, in respect of, or by reason of such obligations or the creation of such obligations. Each holder by accepting a note and related guarantees waives and releases all such liability. The waiver and release are part of the consideration for the notes and related guarantees.

Additional Information

Anyone who purchases notes and related guarantees pursuant to this prospectus may obtain a copy of the indenture without charge by writing to Nortel Networks Corporation, 195 The West Mall, Toronto, Ontario Canada M9C 5K1, Attention: Corporate Secretary. The indenture was also filed as an exhibit to the registration statement of which this prospectus is a part.

DESCRIPTION OF OUR CAPITAL STOCK

Capitalization of the Company

The company’s authorized capital includes an unlimited number of common shares and an unlimited number of class A preferred shares and class B preferred shares, without nominal or par value, issuable in series.

Common Shares of the Company

The company’s common shares are listed on the NYSE and TSX. The indenture requires us to have the common shares issuable upon conversion of the notes listed on these stock exchanges.

At the close of business on September 17, 2007, there were 437,014,744 of the company’s common shares issued and outstanding. This number reflects the one for ten share consolidation that was implemented on December 1, 2006. The global class action settlement was deemed effective on March 20, 2007. Approximately 4% of the settlement shares have been issued, and we currently expect the balance of the settlement shares to be issued commencing in the second half of 2007 and continuing into 2008. As of March 20, 2007, the litigation settlement provision related to the equity component was reclassified to additional paid-in-capital within shareholders’ equity as the number of shares was fixed at such date.

Holders of the company’s common shares are entitled to one vote per share on all matters voted on at all meetings of shareholders, except meetings at which only holders of other classes or series of our shares are entitled to vote.

Subject to the rights, privileges, restrictions and conditions attaching to any other class or series of our shares, holders of the company’s common shares have the right to receive any dividends declared and payable by us on the company’s common shares and the right to receive our remaining assets upon liquidation, dissolution or winding-up, if any, after payment of all debts and liabilities.

Holders of the company’s common shares have no pre-emptive, redemption or conversion rights. The company’s common shares to be issuable upon conversion of the notes will be validly issued, fully paid and non-assessable.

Shareholder Rights Plan

The company has adopted a shareholder rights plan, the objectives of which are to provide adequate time for our board of directors and shareholders to assess an unsolicited take-over bid for us, to provide our board of directors with sufficient time to explore and develop alternatives for maximizing shareholder value if such a bid is made and to provide our shareholders with an equal opportunity to participate in such a bid. The shareholder rights plan encourages a potential acquirer to proceed either by way of a “permitted bid” that satisfies certain minimum standards designed to promote fairness, or with the concurrence of our board of directors. A permitted bid under the shareholder rights plan is a take-over bid (within the meaning of Canadian law) made by way of a take-over bid circular that satisfies all of the following conditions:

•	the bid is made to all holders of the company’s shares that are entitled to vote generally on the election of directors;

•	the bid must remain open for at least 60 days and more than 50% of the outstanding voting shares (other than shares beneficially owned on the date of the bid by the offeror and certain related parties) must be deposited under the bid and not withdrawn before any shares may be taken up and paid for; in addition, if 50% of the voting shares are so deposited and not withdrawn, the offeror must make an announcement to that effect, and must leave the bid open for an additional ten business days; and

•	under the terms of the bid, voting shares may be deposited at any time between the date of the bid and the date voting shares are taken up and paid for, and any voting shares so deposited may be withdrawn until taken up and paid for.

If the take-over bid fails to satisfy such minimum standards and the shareholder rights plan is not waived by our board of directors, the plan provides that our shareholders, other than the offeror, will be able to purchase additional amounts of the company’s common shares at a 50% discount to current market price. A detailed description of the shareholder rights plan may be found in our registration statement on Form 8-A, as amended, which you may obtain as described under “Where You Can Find More Information.”

Preferred Shares of the Company

Our board of directors may from time to time issue class A preferred shares and class B preferred shares in one or more series and determine for any such series, by resolution passed before issuance, its designation, number of shares and respective rights, privileges, restrictions and conditions. The holders of our preferred shares do not have the right to receive notice of, attend, or vote at, any meeting of shareholders except to the extent otherwise determined by our board of directors and set forth in the articles of amendment designating any series of preferred shares or as provided in the Canada Business Corporations Act. The company has not issued any preferred shares as of the date of this prospectus.

Capitalization of NNL

NNL’s authorized capital includes an unlimited number of common shares and an unlimited number of preferred shares, without nominal or par value, issuable in series.

As of the date of this prospectus, all outstanding common shares of NNL were held by the company.

Preferred Shares of Nortel Networks Limited

As of the date of this prospectus, NNL has outstanding the following preferred shares:

•	16,000,000 cumulative redeemable class A preferred shares series 5, or the series 5 preferred shares; and

•	14,000,000 non-cumulative redeemable class A preferred shares series 7, or the series 7 preferred shares.

The series 5 preferred shares are convertible, in specific circumstances, into an equal number of cumulative redeemable class A preferred shares series 6, or the series 6 preferred shares, none of which are currently outstanding. Once issued, the series 6 preferred shares are convertible, in specific circumstances, into series 5 preferred shares. The series 7 preferred shares are convertible, in specific circumstances, into an equal number of non-cumulative redeemable class A preferred shares series 8, or the series 8 preferred shares, none of which are currently outstanding. Once issued, the series 8 preferred shares are convertible, in specific circumstances, into series 7 preferred shares. In the event of the dissolution, liquidation or winding up of NNL, the holders of NNL preferred shares would have a prior claim on the assets of NNL ahead of the company, as the sole holder of NNL common shares.

The holders of NNL’s preferred shares do not have the right to receive notice of, attend, or vote at, any meeting of shareholders except in the event of certain defaults in the payment of dividends, to the extent otherwise determined by NNL’s board of directors and set forth in the articles of amendment designating any series of preferred shares or as provided in the Canada Business Corporations Act. As of the date of this prospectus, NNL’s board of directors has not provided, and the relevant articles of amendment do not provide, for any voting rights for the series 5, 6, 7 or 8 preferred shares.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the principal United States federal income tax considerations that may be relevant to an investor that is a “U.S. holder” (as defined below) in connection with the purchase, ownership, conversion and disposition of the notes and related guarantees and the ownership and disposition of the company’s common shares issuable upon the conversion of the notes. It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular investor’s decision to invest in the notes and related guarantees or the company’s common shares issuable upon the conversion of the notes.

In addition, this summary deals only with U.S. holders who will own the notes and related guarantees and common shares issuable upon the conversion of the notes as capital assets, and whose functional currency is the U.S. dollar. It does not address U.S. federal income tax considerations applicable to investors that own or are treated for U.S. federal income tax purposes as owning 10% or more of our voting stock or who may be subject to special tax rules, such as banks, tax-exempt entities, insurance companies or dealers in securities or currencies, traders in securities electing to mark to market, or persons that will hold the notes and related guarantees or common shares issuable upon the conversion of the notes and related guarantees as a position in a “straddle” for tax purposes or as part of a “synthetic security” or a “conversion transaction” or other integrated investment comprised of the notes and related guarantees or common shares and one or more other investments. Furthermore, this summary does not discuss any aspect of state, local or U.S. federal estate or gift tax laws. Prospective purchasers of the notes and related guarantees are urged to consult their tax advisers with regard to the application of U.S. federal, state, local, and foreign tax laws to their particular situations.

As used herein, the term “U.S. holder” means a beneficial owner of a note and related guarantees or the company’s common shares that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise will be subject to U.S. federal income taxation on a net income basis in respect of the notes and related guarantees and the company’s common shares.

Payments of Interest

Payments of interest with respect to a note will be taxable to a U.S. holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the U.S. holder’s method of tax accounting. Thus, accrual method U.S. holders will report stated interest on the note as it accrues, and cash method U.S. holders will report interest when it is received or unconditionally made available for receipt.

Disposition of the Notes

A U.S. holder generally will recognize gain or loss on the sale, redemption or other disposition of the notes, other than a conversion of notes into common shares, discussed below, in an amount equal to the difference between the amount realized on such sale, redemption or other disposition (less any amounts attributable to accrued but unpaid interest, which will be taxable as such) and the U.S. holder’s adjusted tax basis in the notes. A U.S. holder’s adjusted tax basis in the notes generally should equal such U.S. holder’s purchase price for the note (increased by any market discount previously taken into account by the U.S. holder and reduced by any amortized premium as described below). Except as discussed below with respect to market discount, gain or loss realized by a U.S. holder on such sale, redemption or other disposition generally will be long-term capital gain or loss if, at the time of the disposition, the notes have been held for more than one year. Long-term capital gain realized by a U.S. holder that is an individual generally is subject to a maximum federal income tax rate of 15%. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Premium and Market Discount

If a U.S. holder’s purchase price of a note reduced by an amount equal to the value of the conversion option determined under a reasonable method is greater than the note’s face amount, such holder will be considered to have acquired the note at a premium that the U.S. holder may elect to amortize such premium (as an offset to interest income), using a constant yield method, over the remaining term of the note. Such election, once made, generally applies to all bonds held or subsequently acquired by the U.S. holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the U.S. Internal Revenue Service, or the IRS. A U.S. holder that elects to amortize such premium must reduce its tax basis in a note by the amount of the premium amortized during its holding period. With respect to a U.S. holder that does not elect to amortize bond premium, the amount of bond premium will be included in the U.S. holder’s tax basis upon the conversion of the note or when the note matures or is disposed of by the U.S. holder. Therefore, a U.S. holder that does not elect to amortize such premium and that holds the note to maturity generally will be required to treat the premium as capital loss when the note matures.

If a U.S. holder purchases a note at a price that is lower than its face value by at least 0.25% of its face value multiplied by the number of remaining whole years to maturity, the note will be considered to have

“market discount” in the hands of such U.S. holder. In such case, gain realized by the U.S. holder on the disposition of the note generally will be treated as ordinary income to the extent of the market discount that accrued on the note while held by such U.S. holder and was not previously taken into account pursuant to the election discussed below. In addition, a U.S. holder will be required to treat a portion of any gain upon the disposition of the company’s common shares received on conversion of notes acquired at a market discount as ordinary income to the extent of any accrued market discount not previously included in income. Finally, the U.S. holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the note. In general terms, market discount on a note will be treated as accruing ratably over the term of such note, or, at the election of the holder, under a constant yield method. A U.S. holder may elect to include market discount in income on a current basis as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of a note as ordinary income. If a U.S. holder elects to include market discount on a current basis, the interest deduction deferral rule described above will not apply. Any such election, if made, applies to all market discount bonds acquired by the taxpayer on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS.

Conversion of the Notes into the Company’s Common Shares

A U.S. holder generally will not recognize gain or loss on a conversion of the notes into the company’s common shares, for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional common share. The receipt of such cash will be treated as a taxable payment in exchange for the fractional common share and will result in the recognition of gain (or loss) to a U.S. holder equal to the difference between the amount of cash received and the amount of the U.S. holder’s adjusted tax basis allocable to such fractional common share.

Following conversion, a U.S. holder’s adjusted tax basis in the company’s common shares received on conversion of a note will be the same as such U.S. holder’s adjusted tax basis in the note at the time of conversion (determined in the same manner as described above under “ — Disposition of the Notes”), reduced by any basis allocable to a fractional common share for which such holder received cash, and the holding period for such common shares received on conversion will generally include the holding period of the note converted.

Constructive Dividends Based on an Adjustment of Conversion Price

The conversion price of the notes is subject to adjustment in certain circumstances. Adjustments that have the effect of increasing the proportionate interest of holders of the notes in our assets or earnings (for example, an adjustment following a distribution of property by us to our shareholders) in some circumstances may give rise to deemed dividend income for U.S. federal income tax purposes to those holders. Any deemed dividend would not be eligible for the dividends received deduction or for preferential rates applicable to certain non-corporate U.S. holders in respect of certain dividends. Similarly, any cash paid to you in lieu of such an adjustment may also be treated as a dividend.

Distributions With Respect to the Company’s Common Shares, Foreign Source Income and Foreign Tax Credits

The gross amount of any cash dividends paid by us with respect to the company’s common shares, including the amount of any Canadian taxes withheld from these dividends, generally will be includible in the gross income of a U.S. holder to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. This income will be foreign source dividend income and will not be eligible for the dividends received deduction allowed to U.S. corporations with respect to stock of other U.S. corporations. Dividends received by a non-corporate U.S. holder will generally be eligible for a favorable rate of taxation (currently effective for tax years through 2010) provided that the holder meets certain holding period and other applicable requirements. Canadian withholding tax at the legally applicable rate will be treated as foreign income tax which U.S. holders may elect to deduct in computing their taxable income or, subject to the complex limitations on foreign tax credits generally, credit against their U.S. federal income tax liability. Dividends on the company’s common shares generally will constitute passive category income or, in some cases, general category income for U.S. foreign tax credit purposes. Foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in the company’s common shares or in respect of arrangements in which a U.S. holder’s expected economic profit, after non-U.S. taxes, is insubstantial. You should consult your own tax advisers concerning the implications of these rules in light of your particular circumstances.

Distributions of the company’s common shares to U.S. holders that are made as part of a pro rata distribution to all holders of the company’s common shares generally will not be subject to U.S. federal income tax.

Dispositions of the Company’s Common Shares

Assuming that the company’s common shares are held as a capital asset, gain or loss realized by a U.S. holder on the sale or other disposition of the common shares will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the U.S. holder’s adjusted tax basis in the common shares and the amount realized on the disposition. Except as discussed below with respect to market discount, such capital gain or loss will be long-term capital gain or loss if the common shares were held for more than one year. If a U.S. holder acquired the notes with market discount, such U.S. holder will be required to treat a portion of any gain upon the disposition of the company’s common shares received on conversion of such notes as ordinary income to the extent of any accrued market discount not previously included in income. Long-term capital gain realized by a U.S. holder that is an individual generally is subject to a maximum federal income tax rate of 15%. A U.S. holder’s adjusted tax basis and holding period in the company’s common shares received on a conversion of a note are determined as discussed above under “ — Conversion of the Notes into the Company’s Common Shares.” The ability of U.S. holders to offset capital losses against ordinary income is limited.

Non-U.S. Holders

A holder or beneficial owner of the notes and related guarantees or the company’s common shares that is, with respect to the United States, a foreign corporation or a nonresident alien individual (a “non-U.S. holder”) generally will not be subject to U.S. federal income or withholding tax on interest received on the notes or on dividends received on the company’s common shares unless such income is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States. In addition, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale of the notes or the company’s common shares, unless (i) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States or (ii) in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

Information Reporting and Backup Withholding

Interest paid on the notes and dividends paid on the company’s common shares issuable upon the conversion of the notes, and proceeds from the sale or disposition of notes or the company’s common shares may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the holder:

•	establishes that it is a corporation or other exempt holder; or

•	provides an accurate taxpayer identification number on a properly completed Internal Revenue Service Form W-9 and certifies that no loss of exemption from backup withholding has occurred.

The amount of any backup withholding from a payment to a holder does not constitute a tax separate from the U.S. federal income tax and will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that certain required information is furnished to the Service.

Non-U.S. holders may be required to comply with applicable certification procedures to establish that they are not U.S. persons in order to avoid the application of such information reporting requirements and backup withholding tax.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain Canadian federal income tax considerations applicable to a non-resident holder (as defined below) of the notes and related guarantees and the common shares acquired under the conversion privilege who acquires notes pursuant to this prospectus.

This summary is based on the current provisions of the Tax Act and the regulations thereunder, the current administrative policies and assessing practices of the Canada Revenue Agency made publicly available prior to the date of this prospectus, and all specific proposals to amend the Tax Act and the regulations publicly announced by the Minister of Finance (Canada) prior to the date of this prospectus. This summary does not otherwise take into account or anticipate changes in the law or in the administrative policies or assessing practices of the Canada Revenue Agency, whether by judicial, governmental or legislative decision or action, nor does it take into account tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada. This summary is of a general nature only and is not intended to be, and should not be interpreted as, legal or tax advice to any particular holder of the notes and related guarantees or the common shares issuable upon conversion of the notes. Prospective holders should consult their own tax advisors with respect to the income tax considerations applicable to them.

As used herein, a “non-resident holder” of a note and related guarantee or common share issuable upon conversion of the notes means a beneficial owner who, at all relevant times, (i) is not, has not been and is not deemed to be a resident of Canada for purposes of the Tax Act or any applicable income tax convention, (ii) deals at arm’s length with the company and the guarantors and is not affiliated with the company or the guarantors for purposes of the Tax Act, (iii) does not use or hold and is not deemed to use or hold the notes and related guarantees or common shares issuable upon conversion of the notes in connection with any business carried on in Canada, and (iv) is not an insurer for purposes of the Tax Act.

Payment of Principal and Interest on the Notes

Amounts paid or credited, or deemed to be paid or credited, as, on account or in lieu of payment of, or in satisfaction of the principal amount of the notes or premium, discount or interest on the notes (including on conversion of the notes and whether payable in cash or the company’s common shares) by us to a non-resident holder, will be exempt from Canadian withholding tax.

Conversion of the Notes

The conversion of a note into common shares on the exercise of the conversion privilege by a non-resident holder will generally not constitute a disposition of the note (except to the extent of any cash proceeds received due to fractional common shares or in the event the non-resident holder receives consideration on the conversion other than common shares).

Dispositions of the Notes or the Company’s Common Shares

A non-resident holder will not be subject to tax under the Tax Act on any gain realized on a disposition or deemed disposition of a note (including on a redemption or repurchase and including any gain realized on a conversion of a note pursuant to a right of conversion) or of a common share issued on the conversion of the notes unless the note or common share, as the case may be, is “taxable Canadian property” (as defined in the Tax Act) of a non-resident holder at the time of disposition and the non-resident holder is not entitled to relief under an applicable income tax treaty or convention. Provided the common shares issued on the conversion of the notes are listed on a prescribed stock exchange (which currently includes the NYSE and the TSX), notes and common shares will not be “taxable Canadian property” of a non-resident holder unless the non-resident holder, either alone or together with persons with whom the non-resident holder does not deal at arm’s length, at any time within the 60 month period immediately preceding the disposition, owned 25% or more of the issued shares of any class or series of our capital stock.

Where a note or common share issuable upon conversion of a note, as applicable, is taxable Canadian property to the non-resident holder, and the non-resident holder is entitled to an exemption under an applicable income tax treaty or convention, subject to the terms of the applicable treaty or convention, the non-resident holder will generally be exempt from tax in respect of the disposition of the note or common shares issuable upon conversion of the note, provided the value of our shares is not derived principally from real or immovable property situated in Canada.

Dividends on the Company’s Common Shares

Dividends paid or credited, or deemed to be paid or credited, on the company’s common shares to a non-resident holder will be subject to Canadian withholding tax under the Tax Act at a rate of 25%, subject to reduction under the provisions of an applicable income tax treaty or convention. Generally, a non-resident holder who is, for the purposes of the Canada-United States Income Tax Convention (1980), a resident of the United States and the beneficial owner of dividends on the company’s common shares will be subject to Canadian withholding tax on dividends, including stock dividends, paid or credited, or deemed under the Tax Act to be paid or credited, by us to the holder at a rate of 15% of the gross amount of such dividends (except that where such beneficial owner is a corporation and owns at least 10% of our voting stock, the rate of withholding tax is generally reduced to 5%). Dividends paid or credited to a non-resident holder that is a United States tax-exempt organization as described in Article XXI of the Canada-United States Income Tax Convention (1980) will generally not be subject to Canadian withholding tax provided certain administrative procedures are observed and such holders are not considered to receive such amounts from a related person or in respect of a trade or business. Non-resident holders to whom these treaty benefits may be applicable should consult their own tax advisors.

SELLING SECURITYHOLDERS

The notes and related guarantees were originally issued by us and sold to the initial purchasers and resold by the initial purchasers in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be “qualified institutional buyers” as defined by Rule 144A under the Securities Act. The selling securityholders, including their transferees, pledgees, donees, assignees or successors, may from time to time offer and sell in the United States pursuant to this prospectus any or all of the notes listed below and related guarantees and the common shares issued upon conversion of the notes.

Selling securityholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by the selling securityholders may be deemed to be underwriting commissions.

The tables below set forth the name of each selling securityholder, the principal amount of notes that each selling securityholder owns and may offer pursuant to this prospectus and the numbers of common shares into which those notes are convertible. Unless set forth below, to the best of our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common shares.

We have prepared the table below based on information generally received from the selling securityholders on or prior to September 12, 2007. However, any or all of the notes listed below and related guarantees or common shares issuable upon conversion of the notes listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes and related guarantees or number of common shares that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes and related guarantees since the date as of which the information in the table is presented.

Information about the selling securityholders may change over time. Any changed information will be set forth in one or more prospectus supplements.

2012 Notes Selling Securityholders Table

	Principal Amount		Number of
	of 2012 Notes		Common
	Beneficially	Percentage of	Shares that	Percentage of
	Owned that May	Notes	May be Sold	Common Shares
Name	be Sold	Outstanding	Hereby(1)	Outstanding(2)

All other holders of 2012 notes and future transferees, pledgees, donees and successors of all such holders(5)(6)	$

Total	$575,000,000	100.00%	17,968,750

*	Less than one percent.

(1)	Assumes conversion of all of the holder’s 2012 notes at a conversion rate of 31.25 common shares per $1,000 principal amount of 2012 notes. This conversion rate is subject to adjustment as described under “Description of the Notes and the Guarantees — Conversion — Conversion Rate Adjustments.” As a result, the number of common shares issuable upon conversion of the 2012 notes may increase or decrease in the future. Fractions have been rounded down to the nearest whole share, as no fractional shares will be issued upon conversion of the 2012 notes.

(2)	Calculated based on 437,014,744 common shares outstanding as of September 17, 2007. In calculating this amount for each holder, we treated as outstanding the number of common shares issuable upon conversion of all of that holder’s 2012 notes but we did not assume conversion of any other holder’s notes.

(3)	This selling securityholder has identified itself as a registered broker-dealer. Please see “Plan of Distribution” for required disclosure regarding this selling securityholder.

(4)	This selling securityholder is an affiliate of a broker-dealer.

(5)	Information about other selling securityholders will be set forth in one or more prospectus supplements, if required.

(6)	Assumes that all other holders of the 2012 notes and all future transferees, pledgees, donees, or successors of all such other holders of 2012 notes do not beneficially own any common shares other than the common shares issuable upon conversion of the 2012 notes at the initial conversion rate.

2014 Notes Selling Securityholders Table

	Principal Amount of		Number of
	2014 Notes	Percentage of	Common Shares	Percentage of
	Beneficially Owned	Notes	that May be	Common Shares
Name	that May be Sold	Outstanding	Sold Hereby(1)	Outstanding(2)

All other holders of 2014 notes and future transferees, pledgees, donees and successors of all such holders(5)(6)

Total	$575,000,000	100.00%	17,968,750

*	Less than one percent.

(1)	Assumes conversion of all of the holder’s 2014 notes at a conversion rate of 31.25 common shares per $1,000 principal amount of 2014 notes. This conversion rate is subject to adjustment as described under “Description of the Notes and the Guarantees — Conversion — Conversion rate adjustments.” As a result, the number of common shares issuable upon conversion of the 2014 notes may increase or decrease in the future. Fractions have been rounded down to the nearest whole share, as no fractional shares will be issued upon conversion of the 2014 notes.

(2)	Calculated based on 437,014,744 common shares outstanding as of September 17, 2007. In calculating this amount for each holder, we treated as outstanding the number of common shares issuable upon conversion of all of that holder’s 2014 notes but we did not assume conversion of any other holder’s notes.

(3)	This selling securityholder has identified itself as a registered broker-dealer. Please see “Plan of Distribution” for required disclosure regarding this selling securityholder.

(4)	This selling securityholder is an affiliate of a broker-dealer.

(5)	Information about other selling securityholders will be set forth in one or more prospectus supplements, if required.

(6)	Assumes that all other holders of the 2014 notes and all future transferees, pledgees, donees, or successors of all such other holders of 2014 notes do not beneficially own any common shares other than the common shares issuable upon conversion of the 2014 notes at the initial conversion rate.

PLAN OF DISTRIBUTION

We are registering the notes and related guarantees and common shares issuable upon conversion of the notes covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the notes and related guarantees and common shares covered by this prospectus.

We will not receive any of the proceeds from the offering of the notes and related guarantees or common shares by the selling securityholders. We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the notes and related guarantees and common shares beneficially owned by them and offered hereby from time to time:

•	directly; or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts or commissions or agent’s commissions from the selling securityholders or from the purchasers of the notes and related guarantees or common shares for whom they may act as agent.

The notes and related guarantees and common shares may be sold from time to time in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the notes and related guarantees or common shares offered by them hereby will be the purchase price of the notes and related guarantees or common shares less any discounts and commissions.

The sales described in the preceding paragraph may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes and related guarantees or common shares may be listed or quoted at the time of sale, including the NYSE and TSX in the case of the common shares;

•	in the over-the-counter market;

•	in transactions otherwise than on those exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the notes and related guarantees and common shares or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes and related guarantees and common shares in the course of hedging transactions they assume. The selling securityholders may also sell the notes and related guarantees and common shares short and deliver the notes and related guarantees and common shares to close out the short positions, or loan or pledge the notes and related guarantees and common shares to broker-dealers that in turn may sell the notes and related guarantees and common shares.

To our knowledge, there are no plans, arrangements or understandings as of the date of this prospectus between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and related guarantees and common shares by the selling securityholders. Selling securityholders may decide not to sell any of the notes and related guarantees and common shares offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the notes and related guarantees and common shares by other means not described in this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. Securities covered by this prospectus may also be sold to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act rather than pursuant to this prospectus.

The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes and related guarantees and common shares may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the notes and related guarantees or common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions.

The selling securityholders identified in the “Selling Securityholders” section, as it may be supplemented from time to time, may include registered broker-dealers. A selling securityholder that is a registered broker-dealer will be deemed to be an underwriter, and any profits on the sale of the notes and related guarantees or common shares by such a securityholder and any discounts, commissions or concessions received by such a securityholder will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Each of the selling securityholders that is an affiliate of a registered broker-dealer has represented to us, and by its use of this prospectus repeats this representation to you, that it purchased its notes and related guarantees in the ordinary course of business and at the time of the purchase had no direct or indirect agreements or understandings with any person to distribute the notes and related guarantees or common shares issuable upon conversion of the notes.

The notes were issued and sold in March 2007 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. We have agreed to indemnify each holder (including the initial purchasers), their respective affiliates, directors and officers and each person, if any, who controls any holder within the meaning of the Securities Act or the Exchange Act, from and against certain losses, claims, damages and liabilities, that arise out of, or are based upon, the Securities Act, the Exchange Act or other applicable law. Each selling securityholder (including the initial purchasers) has agreed to indemnify us, our directors, each of our officers who signed this registration statement and each person, if any, who controls us within the meaning of either the Securities Act or the Exchange Act, against certain losses, claims, damages and liabilities, that arise out of, or are based upon, the Securities Act, the Exchange Act or other applicable law.

The selling securityholders and any other person participating in a distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and related guarantees and the underlying common shares by the selling securityholders and any other person participating in a distribution. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and related guarantees and the underlying common shares to engage in market-making activities with respect to the particular notes and related guarantees and the underlying common shares being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the notes and related guarantees and the underlying common shares and the ability of any person or entity to engage in market-making activities with respect to the notes and related guarantees and the underlying common shares.

We will use our reasonable efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

•	date on which all note and related guarantees or the common shares into which the notes are convertible have been sold or otherwise transferred pursuant to the registration statement of which this prospectus forms a part;

•	the date that is two years after the later of the date of March 28, 2007 and the last date that we or any of our affiliates was the owner of any note and related guarantee (or any predecessor thereto);

•	the date on which all notes and related guarantees or the common shares into which the notes are convertible may be resold without restriction pursuant to Rule 144(k) under the Securities Act or any successor provision thereto; or

•	the date all notes and related guarantees or the common shares into which the notes are convertible have been publicly sold pursuant to Rule 144 under the Securities Act or any successor provision thereto.

We will be permitted to suspend the availability of the registration statement and this prospectus during periods not to exceed 45 days in any 90-day period or an aggregate of 120 calendar days in any twelve-month period if we shall have determined in good faith that because of valid business reasons (not including avoidance of our obligations to keep the registration statement effective), including without limitation proposed or pending corporate developments and similar events or because of filings with the SEC, it is in our best interests to suspend such use, and prior to suspending such use we provide the Holders with notice of such suspension, which notice need not specify the nature of the event giving rise to such suspension. If the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which we determine in good faith would be reasonably likely to impede our ability to consummate such transaction, or would otherwise be seriously detrimental to us and our subsidiaries taken as a whole, we may extend the suspension period from 45 days to 60 days in any 90 day period.

The company’s common shares are listed on the NYSE and TSX under the symbol “NT.” Prior to resale using this prospectus, the notes are eligible for trading in the PORTAL® market. Notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL® market. We have not listed, and do not intend to list, the notes on any securities exchange or automated quotation system. We cannot assure you that any market for the notes will develop or be sustained. If an active market does not develop or is not sustained, the market price and liquidity of the notes may be adversely affected.

LEGAL MATTERS

The validity of the notes has been passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. The validity of the common shares issuable upon conversion of the notes and certain other matters under Canadian law have been passed upon for us by Gordon A. Davies, Chief Legal Officer and Corporate Secretary of NNC and NNL. Certain other matters under Canadian law have been passed upon for us by Torys LLP.

EXPERTS

The consolidated financial statements and financial statement schedules of NNC and NNL as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006 included in NNC’s and NNL’s Current Reports on Form 8-K dated September 10, 2007 and incorporated by reference herein, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2006, included in NNC’s and NNL’s 2006 annual report and incorporated by reference herein, have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their reports, which are incorporated by reference in this prospectus (which reports (1) express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule and include an explanatory paragraph referring to the restatement of the consolidated financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004, and include a separate report titled Comments by Independent Registered Chartered Accountants on Canada — United States of America Reporting Differences referring to changes in accounting principles that have a material effect on the comparability of the financial statements, (2) express an unqualified opinion on management’s assessment of the effectiveness of NNC’s and NNL’s internal control over financial reporting, and (3) express an adverse opinion on the effectiveness of NNC’s and NNL’s internal control over financial reporting because of a material weakness) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

We are paying all of the selling securityholders’ expenses related to this offering, except that the selling securityholders will pay any applicable underwriting and broker’s commissions and expenses. The following table sets forth the approximate amount of fees and expenses payable by us in connection with this registration statement and the distribution of the notes and related guarantees and common shares issuable upon conversion of the notes registered hereby. All of the amounts shown are estimates except the SEC registration fee.

SEC registration fee		$35,305
Accountants’ fees and expenses		60,000
Attorneys’ fees and expenses
Fees and expenses of trustee (including counsel fees)		1,500
Printing expenses		60,000

Total	$

Item 15.	Indemnification of Directors and Officers.

Nortel Networks Corporation and Nortel Networks Limited

Each of NNC and NNL is a Canadian corporation. The Canada Business Corporations Act (the “Act”) provides generally that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the corporation or other entity, where the director or officer acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request and, in the case of a criminal or administrative action enforced by monetary penalty, the director or officer had reasonable grounds for believing that the conduct was lawful. Where an officer or director was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and provided that such director or officer acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful, such officer or director is entitled to indemnification from the corporation for such costs, charges and expenses which were reasonably incurred.

By-law No. 1 of NNC, approved by the Board of Directors of NNC on February 22, 2001 and confirmed by the shareholders of NNC on April 26, 2001, and By-law No. 1 of NNL, approved by the Board of Directors of NNL on February 22, 2001, and by its sole shareholder on April 26, 2001, implements the indemnification provisions of the Act and each reads as follows:

“Section 9.2  INDEMNITY

Subject to the limitations contained in the Act, the corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, or a person who undertakes or has undertaken any liability on behalf of the corporation or any such body corporate, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by that person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the corporation or such body corporate, if:

(a) such person acted honestly and in good faith with a view to the best interests of the corporation; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that his or her conduct was lawful.

The corporation shall indemnify any person referred to above who fulfills the conditions contained in (a) and (b) above and who has been substantially successful on the merits in the defense of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of his or her being or having been a director or officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by such person in connection with the defense of such action or proceeding.

The corporation may also indemnify such persons in such other circumstances as the Act or other applicable law permits or requires. Nothing in this by-law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law. The corporation is hereby authorized to execute agreements evidencing its indemnity in favor of the foregoing persons to the full extent permitted by law.

Section 9.3  INSURANCE

To the extent permitted by the Act and other applicable law, the corporation may purchase and maintain insurance for the benefit of any person referred to in Section 9.2 against such liability as the board of directors may determine.”

Additionally, NNC has entered into agreements with certain of our directors pursuant to which NNC has agreed to indemnify such directors to the extent permitted under the Act, NNC’s by-laws and our by-laws.

The Act also provides specifically for the purchase of insurance by a corporation for the benefit of its directors and officers against liability incurred as such. The directors and officers of NNC and NNL are covered by a group liability insurance policy.

Nortel Networks Inc.

NNI is a Delaware corporation. Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

NNI’s by-laws implement the provisions of Section 145 of the DGCL as follows:

“4. Indemnification.

The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented from time to time, indemnify any and all directors and officers which it shall have power to indemnify under said Section 145 from and against any and all of the expenses, liabilities, or other matters referred to, in, or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Certificate of Incorporation or any agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacities and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such person.”

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article 12 of our Restated Certificate of Incorporation, as amended, limits the personal liability of our directors to the fullest extent permitted by Section 102(b)(7) of the DGCL.

Additionally, we have entered into agreements with certain of our directors and executive officers pursuant to which we have agreed to indemnify such directors and executive officers to the maximum extent permitted under the DGCL and in accordance with our by-laws and directors’ and officers’ insurance policy.

Item 16.	Exhibits.

The following is a list of all exhibits filed as a part of this registration statement on Form S-3, including those incorporated in this registration statement by reference. These exhibits may contain representations and warranties by the parties. These representations and warranties have been made solely for the benefit of the other party or parties to such agreements and (i) may have been qualified by disclosures made to such other party or parties, (ii) were made only as of the date of such agreements or such other date(s) as may be specified in such agreements and are subject to more recent developments, which may not be fully reflected in the registrants’ public disclosure, (iii) may reflect the allocation of risk among the parties to such agreements and (iv) may apply materiality standards different from what may be viewed as material to investors. Accordingly, these representations and warranties may not describe the registrants’ actual state of affairs at the date hereof and should not be relied upon.

Exhibit
No		Description

*2	.	Amended and Restated Arrangement Agreement involving BCE Inc., Nortel Networks Corporation, formerly known as New Nortel Inc., and Nortel Networks Limited, formerly known as Nortel Networks Corporation, made as of January 26, 2000, as amended and restated March 13, 2000 (including Plan of Arrangement under Section 192 of the Canada Business Corporations Act) (filed as Exhibit 2.1 to Nortel Networks Corporation’s Current Report on Form 8-K dated May 1, 2000).
*4	.1	Restated Certificate and Articles of Incorporation of Nortel Networks Corporation (filed as Exhibit 3 to Nortel Networks Corporation’s Current Report on Form 8-K dated October 18, 2000).
*4	.2	Restated Certificate and Articles of Amendment of Nortel Networks Corporation dated November 9, 2006 (filed as Exhibit 3.3 to Nortel Networks Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006).
*4	.3	By-Law No. 1 of Nortel Networks Corporation (filed as Exhibit 3.2 to Nortel Networks Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000).
*4	.4	Shareholders Rights Plan Agreement dated as of February 28, 2006 between Nortel Networks Corporation and Computershare Trust Company of Canada (amending and restating a shareholder rights plan agreement dated as of March 13, 2000, as amended and restated as of February 14, 2003), which includes the Form of Rights Certificate as Exhibit A thereto (filed as Exhibit 3 to Nortel Networks Corporation’s Registration Statement on Form 8-A/A filed on June 29, 2006).
*4	.5	Indenture dated as of March 28, 2007 among Nortel Networks Corporation, Nortel Networks Limited, Nortel Networks Inc. and The Bank of New York, as trustee (filed as Exhibit 4.1 to Nortel Networks Corporation’s Current Report on Form 8-K dated March 28, 2007).
*4	.6	Form of Note and related Guarantee (included in the indenture listed above as Exhibit 4.5).
*4	.7	Registration Rights Agreement dated March 28, 2007 among Nortel Networks Corporation, Nortel Networks Limited, Nortel Networks Inc. and the representatives of the initial purchasers (filed as Exhibit 10.2 to Nortel Networks Corporation’s Current Report on Form 8-K dated March 28, 2007).
**5	.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP.
**5	.2	Opinion of Gordon A. Davies, Chief Legal Officer and Corporate Secretary of NNC and NNL.

Exhibit
No		Description

*12	.1	Statement of Computation of Ratio of Earnings to Fixed Charges of NNC (filed as Exhibit 12 to Nortel Networks Corporation’s Quarterly Report on Form 10-Q for the three months ended June 30, 2007).
*12	.2	Statement of Computation of Ratio of Earnings to Fixed Charges of NNL (filed as Exhibit 12 to Nortel Networks Limited’s Quarterly Report on Form 10-Q for the three months ended June 30, 2007).
**23	.1	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).
**23	.2	Consent of Gordon A. Davies, Chief Legal Officer and Corporate Secretary of NNC and NNL (included in Exhibit 5.2).
23.3		Consent of Deloitte & Touche LLP, independent registered chartered accountants.
24.1		Power of Attorney of certain directors and officers of Nortel Networks Corporation.
24.2		Power of Attorney of certain directors and officers of Nortel Networks Limited.
24.3		Power of Attorney of certain directors and officers of Nortel Networks Inc.
25		Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as trustee under the indenture.

*	Incorporated by reference

**	To be filed by amendment.

Item 17.	Undertakings.

(a) The undersigned registrants hereby undertake:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amended by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on the 24th day of September, 2007.

NORTEL NETWORKS CORPORATION

By:	/s/ Gordon A. Davies
Gordon A. Davies
Chief Legal Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on behalf of Nortel Networks Corporation by the following persons in the capacities indicated on the 24th day of September, 2007.

Signature	Title

Principal Executive Officer

/s/ Mike S. Zafirovski (Mike S. Zafirovski)	President and Chief Executive Officer, and a Director

Principal Financial Officer

/s/ David W. Drinkwater (David W. Drinkwater)	Chief Financial Officer

Principal Accounting Officer

/s/ Paul W. Karr (Paul W. Karr)	Controller

Authorized Representative in the United States

NORTEL NETWORKS INC.

/s/ Lynn C. Egan (Lynn C. Egan)	Assistant Secretary

Directors

J.H. Bennett* (J.H. Bennett)	R.D. McCormick* (R.D. McCormick)

M. Bischoff* (M. Bischoff)	C. Mongeau* (C. Mongeau)

J.B. Hunt, Jr.* (J.B. Hunt, Jr.)	H.J. Pearce* (H.J. Pearce)

K.M. Johnson* (K.M. Johnson)	J.D. Watson* (J.D. Watson)

J.A. MacNaughton* (J.A. MacNaughton)	M.S. Zafirovski* (M.S. Zafirovski)

J.P. Manley* (J.P. Manley)

/s/ Gordon A. Davies By:* (Gordon A. Davies, as attorney-in-fact September 24, 2007.)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, the 24th day of September, 2007.

NORTEL NETWORKS LIMITED

By:	/s/ Gordon A. Davies
Gordon A. Davies
Chief Legal Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on behalf of Nortel Networks Limited by the following persons in the capacities indicated on the 24th day of September, 2007.

Signature	Title

Principal Executive Officer

/s/ Mike S. Zafirovski (Mike S. Zafirovski)	President and Chief Executive Officer, and a Director

Principal Financial Officer

/s/ David W. Drinkwater (David W. Drinkwater)	Chief Financial Officer

Principal Accounting Officer

/s/ Paul W. Karr (Paul W. Karr)	Controller

Authorized Representative in the United States

NORTEL NETWORKS INC.

/s/ Lynn C. Egan (Lynn C. Egan)	Assistant Secretary

Directors

J.H. Bennett* (J.H. Bennett)	R.D. McCormick* (R.D. McCormick)

M. Bischoff* (M. Bischoff)	C. Mongeau* (C. Mongeau)

J.B. Hunt, Jr.* (J.B. Hunt, Jr.)	H.J. Pearce* (H.J. Pearce)

K.M. Johnson* (K.M. Johnson)	J.D. Watson* (J.D. Watson)

J.A. MacNaughton* (J.A. MacNaughton)	M.S. Zafirovski* (M.S. Zafirovski)

J.P. Manley* (J.P. Manley)

/s/ Gordon A. Davies By:* (Gordon A. Davies, as attorney-in-fact September 24, 2007.)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, the 24th day of September, 2007.

NORTEL NETWORKS INC.

By:	/s/ Karen E. Sledge
Karen E. Sledge
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on behalf of Nortel Networks Inc. by the following persons in the capacities indicated on the 24th day of September, 2007.

Signature	Title

Principal Executive Officer

/s/ Karen E. Sledge (Karen E. Sledge)	President and a Director

Principal Financial Officer

/s/ Karen E. Sledge (Karen E. Sledge)	President and a Director

Principal Accounting Officer

/s/ Kimberly P. Poe (Kimberly P. Poe)	Treasurer

Directors

/s/ Karen E. Sledge (Karen E. Sledge)

EXHIBIT INDEX

Pursuant to the rules and regulations of the SEC, Nortel has filed certain agreements as exhibits to this Registration Statement on Form S-3. These exhibits may contain representations and warranties by the parties. These representations and warranties have been made solely for the benefit of the other party or parties to such agreements and (i) may have been qualified by disclosures made to such other party or parties, (ii) were made only as of the date of such agreements or such other date(s) as may be specified in such agreements and are subject to more recent developments, which may not be fully reflected in the registrants’ public disclosure, (iii) may reflect the allocation of risk among the parties to such agreements and (iv) may apply materiality standards different from what may be viewed as material to investors. Accordingly, these representations and warranties may not describe the registrants’ actual state of affairs at the date hereof and should not be relied upon.

Exhibit
No		Description

*2	.	Amended and Restated Arrangement Agreement involving BCE Inc., Nortel Networks Corporation, formerly known as New Nortel Inc., and Nortel Networks Limited, formerly known as Nortel Networks Corporation, made as of January 26, 2000, as amended and restated March 13, 2000 (including Plan of Arrangement under Section 192 of the Canada Business Corporations Act) (filed as Exhibit 2.1 to Nortel Networks Corporation’s Current Report on Form 8-K dated May 1, 2000).
*4	.1	Restated Certificate and Articles of Incorporation of Nortel Networks Corporation (filed as Exhibit 3 to Nortel Networks Corporation’s Current Report on Form 8-K dated October 18, 2000).
*4	.2	Restated Certificate and Articles of Amendment of Nortel Networks Corporation dated November 9, 2006 (filed as Exhibit 3.3 to Nortel Networks Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006).
*4	.3	By-Law No. 1 of Nortel Networks Corporation (filed as Exhibit 3.2 to Nortel Networks Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000).
*4	.4	Shareholders Rights Plan Agreement dated as of February 28, 2006 between Nortel Networks Corporation and Computershare Trust Company of Canada (amending and restating a shareholder rights plan agreement dated as of March 13, 2000, as amended and restated as of February 14, 2003), which includes the Form of Rights Certificate as Exhibit A thereto (filed as Exhibit 3 to Nortel Networks Corporation’s Registration Statement on Form 8-A/A filed on June 29, 2006).
*4	.5	Indenture dated as of March 28, 2007 among Nortel Networks Corporation, Nortel Networks Limited, Nortel Networks Inc. and The Bank of New York, as trustee (filed as Exhibit 4.1 to Nortel Networks Corporation’s Current Report on Form 8-K dated March 28, 2007).
*4	.6	Form of Note and related Guarantee (included in the indenture listed above as Exhibit 4.5).
*4	.7	Registration Rights Agreement dated March 28, 2007 among Nortel Networks Corporation, Nortel Networks Limited, Nortel Networks Inc. and the representatives of the initial purchasers (filed as Exhibit 10.2 to Nortel Networks Corporation’s Current Report on Form 8-K dated March 28, 2007).
**5	.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP.
**5	.2	Opinion of Gordon A. Davies, Chief Legal Officer and Corporate Secretary of NNC and NNL.
*12	.1	Statement of Computation of Ratio of Earnings to Fixed Charges of NNC (filed as Exhibit 12 to Nortel Networks Corporation’s Quarterly Report on Form 10-Q for the three months ended June 30, 2007).
*12	.2	Statement of Computation of Ratio of Earnings to Fixed Charges of NNL (filed as Exhibit 12 to Nortel Networks Limited’s Quarterly Report on Form 10-Q for the three months ended June 30, 2007).
**23	.1	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).
**23	.2	Consent of Gordon A. Davies, Chief Legal Officer and Corporate Secretary of NNC and NNL (included in Exhibit 5.2).
23.3		Consent of Deloitte & Touche LLP, independent registered chartered accountants.
24.1		Power of Attorney of certain directors and officers of Nortel Networks Corporation.
24.2		Power of Attorney of certain directors and officers of Nortel Networks Limited.

Exhibit
No	Description

24.3	Power of Attorney of certain directors and officers of Nortel Networks Inc.
25	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as trustee under the indenture.

*	Incorporated by reference

**	To be filed by amendment.